Exhibit 1.2

WISeKey International Holding Ltd

Consolidated Financial Statements

As at December 31, 2022

The page numbers below refer only to the F pages of the annual report.

Contents

1.	Report of the Statutory Auditor	F-2
2.	Consolidated Statements of Comprehensive Income/(Loss)	F-7
3.	Consolidated Balance Sheets	F-9
4.	Consolidated Statements of Changes in Shareholders’ Equity	F-11
5.	Consolidated Statements of Cash Flows	F-12
6.	Notes to the Consolidated Financial Statements	F-14

Phone +41 22 322 24 24 Fax +41 22 322 24 00 www.bdo.ch	BDO Ltd Rte. De Meyrin 123 Case postale 150 1215 Genève 15

1.	Report of the Statutory Auditor

STATUTORY AUDITOR'S REPORT

To the general meeting of WISeKey International Holding AG, Zug

Report on the Audit of the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of WISeKey International Holding AG and its subsidiaries (the Group), which comprise the Consolidated Balance Sheets as at December 31, 2022 and 31 December 2021 and the related Statements of Comprehensive Income / Loss, Consolidated Statements of Changes in Shareholders' Equity and Consolidated Statement of Cash Flows for each of the three years in the period ended 31 December 2022, and Notes to the Consolidated Financial Statements, including a summary of significant accounting policies.

In our opinion the consolidated financial statements (pages F-7 to F-53) present fairly, in all material respects, the consolidated financial position of the Group as at 31 December 2022 and 31 December 2021 and its consolidated financial performance and its consolidated cash flows for each of the three years then ended in accordance with U.S. generally accepted accounting principles (US GAAP) and comply with Swiss law.

Basis for Opinion

We conducted our audit in accordance with Swiss law, the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) and Swiss Standards on Auditing (SA-CH). Our responsibilities under those provisions and standards are further described in the "Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements" section of our report. We are independent with respect to the Group in accordance with Swiss law and U.S. federal securities laws as well as the applicable rules and regulations of the Swiss audit profession, the U.S. Securities and Exchange Commission and the PCAOB, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Phone +41 22 322 24 24 Fax +41 22 322 24 00 www.bdo.ch	BDO Ltd Rte. De Meyrin 123 Case postale 150 1215 Genève 15

Key Audit Matter	How the Key Audit Matter was addressed in the audit

Revenue Recognition ASC 606

The Group generates revenues from the sale of semiconductor secure chips, digital certificates, Software as a Service (SaaS), Software license, post contract customer support (PCS), implementation and integration of multiple element cybersecurity solutions.

We considered revenue recognition to be a key audit matter because revenue recognition is complex and has a significant impact on the consolidated financial statements including disclosures.

We refer to Note 4 and Note 31 to the consolidated financial statements for the Group's disclosure on the nature of its major revenue sources and method for accounting.

We evaluated the related accounting policy adopted by the Group for compliance with US GAAP.

We walked through and evaluated the Group's process and controls over the different steps from contract identification to revenue recognition.

We challenged management's assessment over the identification of the contract, classifying the performance obligation, determining the transaction price, allocating the transaction price to the performance obligations, the timing and the amount of revenue recognition.

We tested a sample of revenue contracts for compliance with ASC 606.

We assessed the appropriateness of the related disclosures in Note 4 and Note 31.

Divestiture and Discontinued operations

The Group divested arago GmbH and its affiliates ("arago Group") in the year and reported a loss on disposal of USD 15M within income / (loss) on discontinued operations. The Group needed to assess the transaction in terms of timing, carrying value disposed, underlying consideration, recoverability of the purchase price, presentation and classification and expenses occurred resulting from the transactions. This requires judgment.

Therefore, and given the size of the transaction, we considered it to be a Key Audit Matter.

We refer to Note 14 to the consolidated financial statements for additional disclosure on the Divestiture of the arago Group.

We evaluated the design and implementation of controls around significant unusual transactions.

We verified the date of cease of control.

For the carrying value of divested net assets, we gathered convincing supporting evidence.

We reconciled the consideration with the sale and purchase agreement and assessed the company's conclusion on the recoverability of the purchase price.

We verified the resulting journal entries and agreed them to the financial statements.

We recalculated the loss on disposal.

We assessed the appropriateness and completeness of the related disclosures in Note 14.

BDO Ltd, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.

Phone +41 22 322 24 24 Fax +41 22 322 24 00 www.bdo.ch	BDO Ltd Rte. De Meyrin 123 Case postale 150 1215 Genève 15

Key Audit Matter	How the Key Audit Matter was addressed in the audit

Goodwill - Impairment Considerations

The Group carries goodwill of total USD 8.3M on the consolidated balance sheet.

ASC 350 requires the Group to assess whether the fair value of the respective reporting unit is less than its carrying amount.

The Group selected to bypass the qualitative assessment and proceeded directly to the quantitative assessment of the relating reporting unit Internet of Things (mainly consisting of Semiconductor) by calculating the fair value based on the income approach using discounted expected future cash flows.

Due to the significant impact of goodwill on the consolidated financial statements and due to the significant estimates of management involved we consider this area to be a key audit matter.

We refer to Note 19 to the consolidated financial statements for additional disclosure of the Group's goodwill.

We evaluated the appropriateness of the Group's identification of the reporting units and the allocation of the net assets to the reporting units.

We inspected Group's assessment on impairment consideration for appropriateness.

We evaluated the budgeting approach.

We challenged management’s analysis around the key drivers of cash flow projections.

We assessed key assumptions used, e.g. WACC and considered sensitivity of key assumptions.

With the support of our internal expert, we tested the accuracy and appropriateness of the model.

We assessed the appropriateness and completeness of the related disclosures in Note 19.

BDO Ltd, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.

Phone +41 22 322 24 24 Fax +41 22 322 24 00 www.bdo.ch	BDO Ltd Rte. De Meyrin 123 Case postale 150 1215 Genève 15

Key Audit Matter	How the Key Audit Matter was addressed in the audit

Valuation Deferred Income Tax Asset

On the face of the balance sheet the Group presents Deferred Income Tax Assets amounting to USD 3.2M.

Deferred taxes are calculated on the temporary differences that arise between the tax base of an asset or liability and its carrying value in the balance sheet prepared for consolidation purposes.

Deferred tax assets on tax loss carry-forwards are only recognized to the extent that it is “more likely than not” that future profits will be available and the tax loss carry-forward can be utilized.

Pursuant to ASC 740 a valuation allowance must be established for deferred tax assets when it is more likely than not that they will not be realized.

The Deferred Tax Asset is material to the financial statements, management used significant estimates and it required a high amount of auditor attention. Therefore, we consider this area to be a key audit matter.

Note 36 provides additional information on the Deferred Income Tax Asset.

We assessed the appropriateness and accuracy of the Group's identification and support of the deferred tax assets for both, temporary differences and tax loss carry forwards.

We confirmed the accuracy of the Group's calculation of the deferred tax assets.

We agreed our independent calculation of the deferred tax assets to the calculation prepared by the client.

We challenged managements' assessment performing an independent three-year cumulative result test.

We tested the estimation for the need for an amount of valuation allowance for deferred tax assets verifying negative and positive evidence available supporting the availability of future taxable profits.

We evaluated the budgeting approach.

We challenged management’s analysis around the key drivers of cash flow projections.

We assessed the appropriateness and completeness of the related disclosures in Note 36.

Other Information

The board of directors is responsible for the other information. The other information comprises the information included in the annual report, but does not include the consolidated financial statements, the financial statements, the compensation report and our auditor’s reports thereon.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements, or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information,we are required to report that fact. We have nothing to report in this regard.

Responsibilities of the Board of Directors for the Consolidated Financial Statements

The board of directors is responsible for the preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles and the provisions of Swiss law, and for such internal control as the board of directors determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

BDO Ltd, a limited company under Swiss law, incorporated in Zurich, forms part of the international BDO Network of independent member firms.

Phone +41 22 322 24 24 Fax +41 22 322 24 00 www.bdo.ch	BDO Ltd Rte. De Meyrin 123 Case postale 150 1215 Genève 15

In preparing the consolidated financial statements, the board of directors is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the board of directors either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Swiss law, the standards of the PCAOB and SA-CH will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

A further description of the auditor’s responsibilities for the audit of the consolidated financial statements is located at EXPERTsuisse's website at: https://www.expertsuisse.ch/en/audit-report-for-ordinary-audits. This description forms part of our auditor’s report.

Report on Other Legal and Regulatory Requirements

We are a public accounting firm registered with the Swiss Federal Audit Oversight Authority (FAOA) and the PCAOB and we confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA). We are independent with respect to the Group in accordance with Swiss law and U.S. federal securities laws as well as the applicable rules and regulations of the Swiss audit profession, the U.S. Securities and Exchange Commission and the PCAOB, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

In accordance with Art. 728a para. 1 item 3 CO and PS-CH 890, we confirm that an internal control system exists, which has been designed for the preparation of consolidated financial statements according to the instructions of the board of directors.

We recommend that the consolidated financial statements submitted to you be approved.

Geneva, April 28, 2023

BDO Ltd

Philipp Kegele Auditor in Charge Licensed Audit Expert	ppa. Sascha Gasser Licensed Audit Expert

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

2.	Consolidated Statements of Comprehensive Income/(Loss)

	12 months ended December 31,			Note
USD'000	2022	2021	2020	ref.

Net sales	23,814	17,646	14,779	31
Cost of sales	(13,588)	(9,893)	(8,578)
Depreciation of production assets	(132)	(301)	(736)
Gross profit	10,094	7,452	5,465

Other operating income	2,073	183	43	32
Research & development expenses	(3,862)	(5,618)	(6,012)
Selling & marketing expenses	(7,275)	(9,111)	(7,355)
General & administrative expenses	(11,466)	(14,066)	(10,673)
Total operating expenses	(20,530)	(28,612)	(23,997)
Operating loss	(10,436)	(21,160)	(18,532)

Non-operating income	3,937	2,509	1,127	34
Debt conversion expense	(827)	(325)	—
Gain on derivative liability	—	—	44
Interest and amortization of debt discount	(168)	(1,057)	(458)	26
Non-operating expenses	(5,551)	(3,426)	(11,079)	35
Loss before income tax expense	(13,045)	(23,459)	(28,898)

Income tax income / (expense)	3,238	(13)	(9)	36
Loss from continuing operations, net	(9,807)	(23,472)	(28,907)

Discontinued operations:				14
Net sales from discontinued operations	1,805	4,612	—
Cost of sales from discontinued operations	(978)	(2,976)	—
Total operating and non-operating expenses from discontinued operations	(5,274)	(2,364)	—
Income tax recovery from discontinued operations	25	106	—
Loss on disposal of a business, net of tax on disposal	(15,026)	—	—
Income / (loss) on discontinued operations	(19,448)	(622)	—

Net income / (loss)	(29,255)	(24,094)	(28,907)

Less: Net income / (loss) attributable to noncontrolling interests	(1,780)	(3,754)	(248)

Net income / (loss) attributable to WISeKey International Holding AG	(27,475)	(20,340)	(28,659)

Earnings per share from continuing operations
Basic	(0.09)	(0.33)	(0.68)	38
Diluted	(0.09)	(0.33)	(0.68)	38
Earnings per share from discontinued operations
Basic	(0.17)	(0.01)	—	38
Diluted	(0.17)	(0.01)	—	38

Earning per share attributable to WISeKey International Holding AG
Basic	(0.24)	(0.28)	(0.67)	38
Diluted	(0.24)	(0.28)	(0.67)	38

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

	12 months ended December 31,			Note
USD'000	2022	2021	2020	ref.

Other comprehensive income / (loss), net of tax:
Foreign currency translation adjustments	(1,434)	(1,534)	1,729
Change in unrealized gains related to available-for-sale debt securities	—	1,965	5,385
Reclassifications out of the OCI arising during period	1,156	—	—	14
Defined benefit pension plans:				27
Net gain (loss) arising during period	2,934	1,572	1,189
Reclassification adjustments		(7,350)
Other comprehensive income / (loss)	2,656	(5,347)	8,303
Comprehensive income / (loss)	(26,599)	(29,441)	(20,604)

Other comprehensive income / (loss) attributable to noncontrolling interests	(964)	187	(95)
Other comprehensive income / (loss) attributable to WISeKey International
Holding AG	3,620	(5,534)	8,398

Comprehensive income / (loss) attributable to noncontrolling interests	(2,744)	(3,567)	(343)
Comprehensive income / (loss) attributable
to WISeKey International Holding AG	(23,855)	(25,874)	(20,261)

The accompanying notes are an integral part of these consolidated financial statements.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

3.	Consolidated Balance Sheets

	As at December 31,	As at December 31,	Note
USD'000	2022	2021	ref.
ASSETS
Current assets
Cash and cash equivalents	20,706	34,201	7
Restricted cash, current	108	110	8
Accounts receivable, net of allowance for doubtful accounts	2,573	2,979	9
Notes receivable from employees and related parties	67	68	10
Inventories	7,510	2,710	11
Prepaid expenses	831	1,198
Current assets held for sale	—	689	14
Other current assets	1,380	555	12
Total current assets	33,175	42,510

Noncurrent assets
Notes receivable, noncurrent	64	190	13
Deferred income tax assets	3,295	1	36
Deferred tax credits	694	848	15
Property, plant and equipment net of accumulated depreciation	842	573	16
Intangible assets, net of accumulated amortization	98	105	17
Finance lease right-of-use assets	—	171	18
Operating lease right-of-use assets	2,289	2,941	18
Goodwill	8,317	8,317	19
Equity securities, at cost	472	501	20
Equity securities, at fair value	1	1	21
Noncurrent assets held for sale	—	32,391	14
Other noncurrent assets	249	256	22
Total noncurrent assets	16,321	46,295
TOTAL ASSETS	49,496	88,805

LIABILITIES
Current Liabilities
Accounts payable	13,401	14,786	23
Notes payable	4,196	4,206	24
Deferred revenue, current	174	92	31
Current portion of obligations under finance lease liabilities	—	55	18
Current portion of obligations under operating lease liabilities	592	595	18
Income tax payable	57	11
Current liabilities held for sale	—	4,567	14
Other current liabilities	409	440	25
Total current liabilities	18,829	24,752

Noncurrent liabilities
Bonds, mortgages and other long-term debt	1,850	458	26
Convertible note payable, noncurrent	1,267	9,049	26
Deferred revenue, noncurrent	23	100	30
Operating lease liabilities, noncurrent	1,727	2,468	18
Employee benefit plan obligation	1,759	4,769	27
Other deferred tax liabilities	8	62
Noncurrent liabilities held for sale	—	5,712	14
Other noncurrent liabilities	8	56
Total noncurrent liabilities	6,642	22,674
TOTAL LIABILITIES	25,471	47,426

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

	As at December 31,	As at December 31,	Note
USD'000	2022	2021	ref.

Commitments and contingent liabilities			28

SHAREHOLDERS' EQUITY
Common stock - Class A	400	400	29
CHF 0.01 par value
Authorized - 50,021,988 and 40,021,988 shares
Issued and outstanding - 40,021,988 and 40,021,988 shares
Common stock - Class B	5,334	4,685	29
CHF 0.05 par value
Authorized - 177,419,580 and 138,058,468
Issued - 100,294,518 and 88,120,054
Outstanding - 99,837,254 and 80,918,390
Treasury stock, at cost (457,264 and 7,201,664 shares held)	(371)	(636)	29
Additional paid-in capital	280,597	268,199
Accumulated other comprehensive income / (loss)	5,935	1,407	30
Accumulated deficit	(265,635)	(238,160)
Total shareholders'equity attributable to WISeKey shareholders	26,260	35,895
Noncontrolling interests in consolidated subsidiaries	(2,235)	5,484
Total shareholders' equity	24,025	41,379
TOTAL LIABILITIES AND EQUITY	49,496	88,805

The accompanying notes are an integral part of these consolidated financial statements.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

4.	Consolidated Statements of Changes in Shareholders’ Equity

	Number of common shares		Common Share Capital							Accumulated
								Share		other	Total	Non
					Total share	Treasury	Additional	subscription in	Accumulated	comprehensive	stockholders'	controlling
USD'000	Class A	Class B	Class A	Class B	capital	Shares	paid-in capital	progress	deficit	income / (loss)	equity	interests	Total equity
As at December 31, 2020	40,021,988	47,622,689	400	2,490	2,890	(505)	224,763	1	(217,820)	6,940	16,269	(1,843)	14,426
Common stock issued[1]	-	-	-	-	-	-	(154)	-	-	-	(154)	-	(154)
Options exercised[1]	-	30,497	-	2	2	-	2	(1)	-	-	3	-	3
Stock-based compensation	-	-	-	-	-	-	3,783	-	-	-	3,783	-	3,783
Changes in treasury shares	-	28,386,037	-	1,528	1,528	(1,528)	-	-	-	-	-	-	-
Yorkville SEDA	-	-	-	-	-	250	160	-	-	-	410	-	410
Crede convertible loan	-	3,058,358	-	174	174	56	3,512	-	-	-	3,742	-	3,742
GTO Facility	-	9,022,473	-	491	491	259	14,620	-	-	-	15,370	-	15,370
L1 Facility	-	-	-	-	-	645	12,387	-	-	-	13,032	-	13,032
Anson Facility	-	-	-	-	-	453	9,126	-	-	-	9,579	-	9,579
Change in Ownership within the Group	-	-	-	-	-	-	-	-	-	-	-	(26)	(26)
Acquisition of Arago Group	-	-	-	-	-	-	-	-	-	-	-	10,921	10,921
Share buyback program	-	-	-	-	-	(266)	-	-	-	-	(266)	-	(266)
Net loss	-	-	-	-	-	-	-	-	(20,340)	-	(20,340)	(3,754)	(24,094)
Other comprehensive income / (loss)	-	-	-	-	-	-	-	-	-	(5,533)	(5,533)	186	(5,347)
As at December 31, 2021	40,021,988	88,120,054	400	4,685	5,085	(636)	268,199	-	(238,160)	1,407	35,895	5,484	41,379
Common stock issued[1]	-	-	-	-	-	-	(80)	-	-	-	(80)	-	(80)
Options exercised[1]	-	171,942	-	9	9	-	16	-	-	-	25	-	25
Stock-based compensation	-	-	-	-	-	-	744	-	-	-	744	-	744
Changes in treasury shares	-	-	-	-	-	-	-	-	-	-	-	-	-
L1 Facility	-	3,678,608	-	197	197	175	5,424	-	-	-	5,796	-	5,796
Anson Facility	-	8,323,914	-	443	443	193	5,783	-	-	-	6,419	-	6,419
Production capacity investment loan	-	-	-	-	-	-	511	-	-	-	511	-	511
NCI cancellation TrusteCoin	-	-	-	-	-	-	-	-	-	-	-	8	8
Disposal of Arago entities	-	-	-	-	-	-	-	-	-	908	908	(4,983)	(4,075)
Share buyback program	-	-	-	-	-	(103)	-	-	-	-	(103)	-	(103)
Net income	-	-	-	-	-	-	-	-	(27,475)	-	(27,475)	(1,780)	(29,255)
Other comprehensive income / (loss)	-	-	-	-	-	-	-	-	-	3,620	3,620	(964)	2,656
As at December 31, 2022	40,021,988	100,294,518	400	5,334	5,734	(371)	280,597	-	(265,635)	5,935	26,260	(2,235)	24,025

1. The articles of association of the Company had not been fully updated as of December 31, 2022 with the shares issued out of conditional capital.

The accompanying notes are an integral part of these consolidated financial statements

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

5.	Consolidated Statements of Cash Flows

	12 months ended December 31,
USD'000	2022	2021	2020

Cash Flows from operating activities:
Net Income (loss)	(29,255)	(24,094)	(28,907)

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, plant & equipment	446	513	988
Amortization of intangible assets	156	481	604
Write-off loss / (gain)	1,333	—	—
Impairment charge	—	—	7,000
Debt conversion expense	827	325	—
Interest and amortization of debt discount	168	1,057	458
Loss / (gain) on derivative liability	—	—	(44)
Stock-based compensation	744	3,783	393
Bad debt expense	4	18	24
Inventory obsolescence impairment	554	—	457
Increase (decrease) in defined benefit pension liability, net of unrealized gains and
losses	13	(570)	66
Income tax expense / (recovery) net of cash paid	(3,268)	(131)	9
Other non cash expenses /(income)
Expenses settled in equity	85	146	14
Loss on disposal of a business	15,026	—	—
Unrealized gains related to available-for-sale debt securities recorded in the
income statement after acquisition of arago	—	(5,553)	—
Unrealized and non cash foreign currency transactions	1,378	172	800
Other	—	300	455

Changes in operating assets and liabilities, net of effects of businesses acquired
Decrease (increase) in accounts receivables	227	207	870
Decrease (increase) in inventories	(5,354)	(236)	313
Decrease (increase) in other current assets, net	(621)	737	46
Decrease (increase) in deferred research & development tax credits, net	154	464	1,176
Decrease (increase) in other noncurrent assets, net	8	1,805	53
Increase (decrease) in accounts payable	137	2,061	2,386
Increase (decrease) in deferred revenue, current	(34)	(723)	213
Increase (decrease) in income taxes payable	45	8	(8)
Increase (decrease) in other current liabilities	210	(2,370)	(199)
Increase (decrease) in deferred revenue, noncurrent	(77)	81	9
Increase (decrease) in other noncurrent liabilities	(50)	(272)	326
Net cash provided by (used in) operating activities	(17,144)	(21,791)	(12,550)

Cash Flows from investing activities:
Sale / (acquisition) of equity securities	—	(476)	—
Sale / (acquisition) of property, plant and equipment	(303)	(36)	(52)
Sale of a business, net of cash and cash equivalents divested	(181)	—	—
Acquisition of a business, net of cash and cash equivalents acquired	—	(2,013)	(3,845)
Net cash provided by (used in) investing activities	(484)	(2,525)	(3,897)

Cash Flows from financing activities:
Proceeds from options exercises	16	4	68
Proceeds from issuance of Common Stock	—	226	2,194
Proceeds from convertible loan issuance	4,820	44,362	22,053
Proceeds from debt	2,000	—	646
Repayments of debt	(2,246)	(5,276)	(2,344)
Payments of debt issue costs	(303)	(2,341)	—
Repurchase of treasury shares	(102)	—	(1,135)
Net cash provided by (used in) financing activities	4,185	36,975	21,482

Effect of exchange rate changes on cash and cash equivalents	(102)	(63)	82

Cash and cash equivalents and restricted cash
Net increase (decrease) during the period	(13,545)	12,596	5,117
Balance, beginning of period	34,359	21,763	16,646
Balance, end of period	20,814	34,359	21,763

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

	12 months ended December 31,
USD'000	2022	2021	2020

Reconciliation to balance sheet
Cash and cash equivalents	20,706	34,201	19,650
Restricted cash, current	108	110	2,113
Cash and cash equivalents from discontinued operations	—	48	—
Balance, end of period	20,814	34,359	21,763

Supplemental cash flow information
Cash paid for interest, net of amounts capitalized	53	490	250
Cash paid for incomes taxes	6	—	46
Noncash conversion of convertible loans into common stock	13,800	43,704	12,946
Restricted cash received for share subscription in progress	—	—	1
Net effects of business acquired and disposed of (noncash)	2,831	—	—
Purchase of equity securities	—	476	—
ROU assets obtained from operating lease	29	2,375	544

The accompanying notes are an integral part of these consolidated financial statements.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

6.	Notes to the Consolidated Financial Statements

Note 1.	The WISeKey Group

WISeKey International Holding AG, together with its consolidated subsidiaries (“WISeKey” or the “Group” or the “WISeKey Group”), has its headquarters in Switzerland. WISeKey International Holding AG, the ultimate parent of the WISeKey Group, was incorporated in December 2015 and is listed on the Swiss Stock Exchange, SIX SAG, with the valor symbol “WIHN” since March 2016 and on the NASDAQ Capital Market exchange with the valor symbol “WKEY” since December 2019.

The Group develops, markets, hosts and supports a range of solutions that enable the secure digital identification of people, content and objects, by generating digital identities that enable its clients to monetize their existing user bases and at the same time, expand its own eco-system. WISeKey generates digital identities from its current products and services in Cybersecurity Services, IoT (Internet of Things), Digital Brand Management and Mobile Security. In the first half of 2022, the Group decided to divest its Artificial Intelligence (“AI”) segment and sell arago GmbH in order to refocus on its core operations.

The Group leads a carefully planned vertical integration strategy through acquisitions of companies in the industry. The strategic objective is to provide integrated services to its customers and also achieve cross-selling and synergies across WISeKey. Through this vertical integration strategy, WISeKey anticipates being able to generate profits in the near future.

Note 2.	Future operations and going concern

The Group experienced a loss from operations in this reporting period. Although the WISeKey Group does anticipate being able to generate profits in the near future, this cannot be predicted with any certainty. The accompanying consolidated financial statements have been prepared assuming that the Group will continue as a going concern.

The Group incurred a net operating loss of USD 10.4 million and had positive working capital of USD 14.3 million as at December 31, 2022, calculated as the difference between current assets and current liabilities. Based on the Group’s cash projections for the next 12 months to April 30, 2024, it has sufficient liquidity to fund operations and financial commitments. Historically, the Group has been dependent on equity financing to augment the operating cash flow to cover its cash requirements. Any additional equity financing may be dilutive to shareholders.

On February 8, 2018 the Group entered into a Standby Equity Distribution Agreement (“SEDA”) with YA II PN, Ltd., a fund managed by Yorkville Advisors Global, LLC (“Yorkville”). Pursuant to the SEDA, Yorkville commits to provide equity financing to WISeKey in the aggregate amount of up to CHF 50.0 million in exchange for WIHN Class B Shares over a three-year period. Provided that a sufficient number of WIHN Class B Shares is provided through share lending, WISeKey has the right to make drawdowns under the SEDA, at its discretion, by requesting Yorkville to subscribe for (if the WIHN Class B Shares are issued out of authorized share capital) or purchase (if the WIHN Class B Shares are delivered out of treasury) WIHN Class B Shares worth up to CHF 5.0 million by drawdown, subject to certain exceptions and limitations. On March 4, 2020, the SEDA was extended by 24 months to March 31, 2023. In the year 2022, WISeKey did not make any drawdown on the facility. As at December 31, 2022, the outstanding equity financing available for drawdown until March 31, 2023 was CHF 45,643,955.

On June 29,2021, WISeKey entered into an Agreement for the Subscription of up to $22M Convertible Notes (the “Anson Facility”) with Anson Investments Master Fund LP (“Anson”), pursuant to which Anson commits to grant a loan to WISeKey for up to a maximum amount of USD 22 million divided into tranches of variable sizes, during a commitment period of 24 months ending June 28, 2023.

On September 27, 2021, WISeKey and Anson signed the First Amendment to the Subscription Agreement (the “Anson First Amendment”), pursuant to which, for the remaining facility, WISeKey has the right to request Anson to subscribe for four “accelerated” note tranches of up to USD 2,750,000 each or any other amount agreed between the parties (the “Anson Accelerated Tranches”), at the date and time determined by WISeKey during the commitment period, subject to certain conditions. After three subscriptions in 2021, WISeKey did not make any subscription under the Anson Facility in 2022. As at December 31, 2022, the outstanding Anson Facility available was USD 5.5 million.

The SEDA and the Anson Facility will be used as a safeguard should there be any additional cash requirements not covered by other types of funding.

Based on the foregoing, Management believe it is correct to present these figures on a going concern basis.

Note 3.	Basis of presentation

The consolidated financial statements are prepared in accordance with the Generally Accepted Accounting Principles in the United States of America (“US GAAP”) as set forth in the Financial Accounting Standards Board’s (FASB) Accounting Standards Codification (ASC). All amounts are in United States dollars (“USD”) unless otherwise stated.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Divestiture of arago

On March 14, 2022, the Group signed a Share Purchase and Transfer Agreement (the “SPTA”) to sell its 51% ownership in arago GmbH and its affiliates (together “arago” or the “arago Group”) to OGARA GmbH, with Neutrino Energy Property GmbH & Co. acting as “Buyer Guarantor”, who signed on March 16, 2022. The group subsidiaries making up the arago Group in scope for the sale are arago GmbH, arago Da Vinci GmbH, arago Technology Solutions Private Ltd and arago US Inc. The purchase price set in the SPTA was EUR 25,527,955.30 (USD 26,827,022 at historical closing rate on June 23, 2022). The completion of the sale was conditional on the consideration being transferred to WISeKey and the shares owned by the Group being transferred to OGARA GmbH.

The sale was completed on June 24, 2022, when the shares owned by WISeKey in arago were transferred to OGARA GmbH as WISeKey issued a waiver to accept a delayed payment of the consideration, because of the high cash burn rate of arago.

We assessed the SPTA under ASC 205 and concluded that the operation met the requirement to be classified as held for sale because of the strategic shift represented by the sale of the Group’s AI (Artificial Intelligence) segment and that arago qualifies as discontinued operations from the date of the SPTA, March 16, 2022.

In line with ASC 205-20-45-3A and ASC 205-20-45-10 respectively, we reported the results of the discontinued operations as a separate component of income for the years ending December 31, 2020, December 31, 2021, and December 31, 2022, and we classified their assets and liabilities separately as held for sale in the balance sheet for the year to December 31, 2021.

Per ASC 830-30-40-1, upon the divestiture of arago, WISeKey’s USD 1,245,896 accumulated translation adjustment loss in relation to arago was removed from accumulated comprehensive income/(loss) in the balance sheet and recorded in the income statement as part of the loss on disposal of a business, net of tax on disposal. Additionally, an amount of USD 1,156,401 of currency translation adjustments in relation to arago in WISeKey’s accounts in the year ended December 31, 2022 was recorded directly in the income statement as part of the loss on disposal of a business, net of tax on disposal.

The loss on disposal of a business recorded in the reporting period is USD 15,025,611 shown as a separate line within discontinued operations in the income statement.

Note 4.	Summary of significant accounting policies

Fiscal Year

The Group’s fiscal year ends on December 31.

Principles of Consolidation

The consolidated financial statements include the accounts of WISeKey and its wholly-owned or majority-owned subsidiaries over which the Group has control.

The consolidated comprehensive loss and net loss of non-wholly owned subsidiaries is attributed to owners of the Group and to the noncontrolling interests in proportion to their relative ownership interests.

Intercompany income and expenses, including unrealized gross profits from internal group transactions and intercompany receivables, payables and loans have been eliminated.

General Principles of Business Combinations

The Group uses the acquisition method to account for business combination, in line with ASC Topic 805-10 Business Combinations. Subsidiaries acquired or divested in the course of the year are included in the consolidated financial statements respectively as of the date of purchase, and up to the date of sale. The consideration for the acquisition is measured as the fair value of the assets transferred, the liabilities incurred and the equity interests issued by the Group.

Goodwill is initially measured as the excess of the aggregate of the consideration transferred and the fair value of non-controlling interests over the net identifiable assets acquired and liabilities assumed.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make certain estimates, judgments and assumptions. We believe these estimates, judgements and assumptions are reasonable, based upon information available at the time they were made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of the financial statements as well as the reported amounts of revenues and expenses during the periods presented. To the extent there are differences between these estimates, judgments or assumptions and the actual results, our consolidated financial statements will be affected. In many cases, the accounting treatment of a particular transaction is specifically dictated by US GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting from available alternatives would not produce a materially different result.

Foreign Currency

In general, the functional currency of a foreign operation is the local currency. Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. The effects of foreign currency translation adjustments are included in stockholders’ equity as a component of accumulated other comprehensive income/loss. The Group's reporting currency is USD.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Cash and Cash Equivalents

Cash consists of deposits held at major banks that are readily available. Cash equivalents consist of highly liquid investments that are readily convertible to cash and with original maturity dates of three months or less from the date of purchase. The carrying amounts approximate fair value due to the short maturities of these instruments.

Accounts Receivable

Receivables represent rights to consideration that are unconditional and consist of amounts billed and currently due from customers, and revenues that have been recognized for accounting purposes but not yet billed to customers. The Group extends credit to customers in the normal course of business and in line with industry practices.

Allowance for Doubtful Accounts

We recognize an allowance for credit losses to present the net amount of receivables expected to be collected as of the balance sheet date. The allowance is based on the credit losses expected to arise over the asset’s contractual term taking into account historical loss experience, customer-specific data as well as forward looking estimates. Expected credit losses are estimated individually.

Accounts receivable are written off when deemed uncollectible and are recognized as a deduction from the allowance for credit losses. Expected recoveries, which are not to exceed the amount previously written off, are considered in determining the allowance balance at the balance sheet date.

Inventories

Inventories are stated at the lower of cost or net realizable value. Costs are calculated using standard costs, approximating average costs. Finished goods and work-in-progress inventories include material, labor and manufacturing overhead costs. The Group records write-downs on inventory based on an analysis of obsolescence or a comparison to the anticipated demand or market value based on a consideration of marketability and product maturity, demand forecasts, historical trends and assumptions about future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based on estimated useful lives which range from 1 to 5 years. Leasehold improvements are amortized over the lesser of the estimated useful lives of the improvements or the lease terms, as appropriate. Property, plant and equipment are periodically reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Intangible Assets

Those intangible assets that are considered to have a finite useful life are amortized over their useful lives, which generally range from 3 to 10 years. Each period we evaluate the estimated remaining useful lives of intangible assets and whether events or changes in circumstances require a revision to the remaining periods of amortization or that an impairment review be carried out.

Intangible assets with indefinite lives are not amortized but are subject to annual reviews for impairment.

Leases

In line with ASC 842, the Group, as a lessee, recognizes right-of-use assets and related lease liabilities on its balance sheet for all arrangements with terms longer than twelve months, and reviews its leases for classification between operating and finance leases. Obligations recorded under operating and finance leases are identified separately on the balance sheet. Assets under finance leases and their accumulated amortization are disclosed separately in the notes. Operating and finance lease assets and operating and finance lease liabilities are measured initially at an amount equal to the present value of minimum lease payments during the lease term, as at the beginning of the lease term.

We have elected the short-term lease practical expedient whereby we do not present short-term leases on the consolidated balance sheet as these leases have a lease term of 12 months or less at lease inception and do not contain purchase options or renewal terms that we are reasonably certain to exercise.

Goodwill and Other Indefinite-Lived Intangible Assets

Goodwill and other indefinite-lived intangible assets are not amortized but are subject to impairment analysis at least once annually.

Goodwill is allocated to the reporting unit in which the business that created the goodwill resides. A reporting unit is an operating segment, or a business unit one level below that operating segment, for which discrete financial information is prepared and regularly reviewed by segment management. We review our goodwill and indefinite lived intangible assets annually for impairment, or sooner if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. We use October 1st as our annual impairment test measurement date.

In line with ASC 830, the goodwill balance is recorded in the functional currency of the acquired business and translated at each period end with the exchange rate impact booked into other comprehensive income.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Equity Securities

Equity securities are any security representing an ownership interest in an entity or the right to acquire or dispose of an ownership interest in an entity at fixed or determinable prices, in accordance with ASC 321, i.e., investments that do not qualify for accounting as a derivative instrument, an investment in consolidated subsidiaries, or an investment accounted for under the equity method.

We account for these investments in equity securities at fair value at the reporting date, except for those investments without a readily determinable fair value where we have elected the measurement at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer, in line with ASC 321. Changes in fair value are accounted for in the income statement as a non-operating income/expense.

Revenue Recognition

WISeKey’s policy is to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, WISeKey applies the following steps:

-	Step 1: Identify the contract(s) with a customer.

-	Step 2: Identify the performance obligations in the contract.

-	Step 3: Determine the transaction price.

-	Step 4: Allocate the transaction price to the performance obligations in the contract.

-	Step 5: Recognize revenue when (or as) the entity satisfies a performance obligation.

Revenue is measured based on the consideration specified in a contract with a customer and excludes amounts collected on behalf of third parties. We typically allocate the transaction price to each performance obligation on the basis of the relative standalone selling prices of each distinct good or service promised in the contract. If a standalone price is not observable, we use estimates.

The Group recognizes revenue when it satisfies a performance obligation by transferring control over goods or services to a customer. The transfer may be done at a point in time (typically for goods) or over time (typically for services). The amount of revenue recognized is the amount allocated to the satisfied performance obligation. For performance obligations satisfied over time, the revenue is recognized over time, most frequently on a prorata temporis basis as most of the services provided by the Group relate to a set performance period.

If the Group determines that the performance obligation is not satisfied, it will defer recognition of revenue until it is satisfied.

We present revenue net of sales taxes and any similar assessments.

The Group delivers products and records revenue pursuant to commercial agreements with its customers, generally in the form of an approved purchase order or sales contract.

Where products are sold under warranty, the customer is granted a right of return which, when exercised, may result in either a full or partial refund of any consideration received, or a credit that can be applied against amounts owed, or that will be owed, to WISeKey. For any amount received or receivable for which we do not expect to be entitled to because the customer has exercised its right of return, we recognize those amounts as a refund liability.

Contract Assets

Contract assets consists of accrued revenue where WISeKey has fulfilled its performance obligation towards the customer but the corresponding invoice has not yet been issued. Upon invoicing, the asset is reclassified to trade accounts receivable until payment.

Deferred Revenue

Deferred revenue consists of amounts that have been invoiced and paid but have not been recognized as revenue. Deferred revenue that will be realized during the succeeding 12-month period is recorded as current and the remaining deferred revenue recorded as noncurrent. This would relate to multi-year certificates or licenses.

Contract Liability

Contract liability consists of either:

-	amounts that have been invoiced and not yet paid nor recognized as revenue. Upon payment, the liability is reclassified to deferred revenue if the amounts still have not been recognized as revenue. Contract liability that will be realized during the succeeding 12-month period is recorded as current and the remaining contract liability recorded as noncurrent. This would relate to multi-year certificates or licenses.

-	advances from customers not supported by invoices.

Sales Commissions

Sales commission expenses where revenue is recognized are recorded in the period of revenue recognition.

Cost of Sales and Depreciation of Production Assets

Our cost of sales consists primarily of expenses associated with the delivery and distribution of our services and products. These include expenses related to the license to the Global Cryptographic ROOT Key, the global Certification authorities as well as the digital certificates for people, servers and objects, expenses related to the preparation of our secure elements and the technical support provided on the Group's ongoing production and on the ramp-up phase, including materials, labor, test and assembly suppliers, and subcontractors, freights costs, as well as the amortization of probes, wafers and other items that are used in the production process. This amortization is disclosed separately under depreciation of production assets on the face of the income statement.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Research and Development and Software Development Costs

All research and development costs and software development costs are expensed as incurred.

Advertising Costs

All advertising costs are expensed as incurred.

Pension Plan

The Group maintains three defined benefit post retirement plans:

-	one that covers all employees working for WISeKey SA in Switzerland,

-	one that covers all employees working for WISeKey International Holding Ltd in Switzerland, and

-	one for the French employees of WISeKey Semiconductors SAS.

In accordance with ASC 715-30, Defined Benefit Plans – Pension, the Group recognizes the funded status of the plan in the balance sheet. Actuarial gains and losses are recorded in accumulated other comprehensive income / (loss).

Stock-Based Compensation

Stock-based compensation costs are recognized in earnings using the fair-value based method for all awards granted. Fair values of options and awards granted are estimated using a Black-Scholes option pricing model. The model’s input assumptions are determined based on available internal and external data sources. The risk-free rate used in the model is based on the Swiss treasury rate for the expected contractual term. Expected volatility is based on historical volatility of WIHN Class B Shares.

Compensation costs for unvested stock options and awards are recognized in earnings over the requisite service period based on the fair value of those options and awards at the grant date.

Nonemployee share-based payment transactions are measured by estimating the fair value of the equity instruments that an entity is obligated to issue and the measurement date will be consistent with the measurement date for employee share-based payment awards (i.e., grant date for equity-classified awards).

Income Taxes

Taxes on income are accrued in the same period as the revenues and expenses to which they relate.

Deferred taxes are calculated on the temporary differences that arise between the tax base of an asset or liability and its carrying value in the balance sheet of our companies prepared for consolidation purposes, with the exception of temporary differences arising on investments in foreign subsidiaries where WISeKey has plans to permanently reinvest profits into the foreign subsidiaries.

Deferred tax assets on tax loss carry-forwards are only recognized to the extent that it is “more likely than not” that future profits will be available and the tax loss carry-forward can be utilized.

Changes to tax laws or tax rates enacted at the balance sheet date are taken into account in the determination of the applicable tax rate provided that they are likely to be applicable in the period when the deferred tax assets or tax liabilities are realized.

WISeKey is required to pay income taxes in a number of countries. WISeKey recognizes the benefit of uncertain tax positions in the financial statements when it is more likely than not that the position will be sustained on examination by the tax authorities. The benefit recognized is the largest amount of tax benefit that is greater than 50 percent likely of being realized on settlement with the tax authority, assuming full knowledge of the position and all relevant facts. WISeKey adjusts its recognition of these uncertain tax benefits in the period in which new information is available impacting either the recognition or measurement of its uncertain tax positions.

Research Tax Credits

Research tax credits are provided by the French government to give incentives for companies to perform technical and scientific research. Our subsidiary WISeKey Semiconductors SAS is eligible to receive such tax credits.

These research tax credits are presented as a reduction of Research & development expenses in the income statement when companies that have qualifying expenses can receive such grants in the form of a tax credit irrespective of taxes ever paid or ever to be paid, the corresponding research and development efforts have been completed and the supporting documentation is available. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first. The tax credits are included in noncurrent deferred tax credits in the balance sheet in line with ASU 2015-17.

Earnings per Share

Basic earnings per share are calculated using WISeKey International Holding AG’s weighted-average outstanding WIHN Class B Shares. When the effects are not antidilutive, diluted earnings per share is calculated using the weighted-average outstanding WIHN Class B Shares and the dilutive effect of stock options as determined under the treasury stock method.

Segment Reporting

Following the divestiture of arago, our chief operating decision maker, who is also our Chief Executive Officer, requested changes in the information that he regularly reviews for purposes of allocating resources and assessing budgets and performance. As a result, beginning in fiscal year 2022, we report our financial performance based on a new segment structure described in Note 37. There was no restatement of prior periods due to changes in reported segments.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Recent Accounting Pronouncements

Adoption of new FASB Accounting Standard in the current year – Prior-Year Financial Statements not restated:

As of January 1, 2022, the Group adopted Accounting Standards Update (ASU) 2020-06, 'Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.

ASU 2020-06 simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (EPS) calculation in certain areas.

There was no material impact on the Group's results upon adoption of the standard.

As of January 1, 2022, the Group also adopted ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options — a consensus of the FASB Emerging Issues Task Force.

The ASU provides a principles-based framework to determine whether an issuer should recognize the modification or exchange as an adjustment to equity or an expense. The ASU is to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The amendments in the ASU affect all entities that issue freestanding written call options that are classified in equity.

There was no material impact on the Group's results upon adoption of the standard.

As of January 1, 2022, the Group also adopted ASU 2021-10, Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance.

The ASU provides an update to increase the transparency of government assistance including the disclosure of the types of assistance, an entity’s accounting for the assistance, and the effect of the assistance on an entity’s financial statements. ASC 832 requires the following disclosures in the notes: information about the nature of the transactions, the accounting policies used to account for the transactions, and balance sheet and income statement affected by the transactions. The duration, commitments, provisions, and other contingencies are required to be disclosed.

There was no material impact on the Group's results upon adoption of the standard.

New FASB Accounting Standard to be adopted in the future:

In October 2021, The FASB issued ASU No. 2021-08, Business Combinations (topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.

Summary: The ASU amends ASC 805 to “require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination.” Under current GAAP, an acquirer generally recognizes such items at fair value on the acquisition date. ASU 2021-08 requires contract assets and contract liabilities acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606 (meaning the acquirer should assume it has entered the original contract at the same date and using the same terms as the acquiree). This new ASU applies to contract assets and contract liabilities acquired in a business combination and to other contracts that directly/indirectly apply the requirements of ASC 606.

Effective Date: ASU 2021-08 is effective for public business entities for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. An entity should apply the amendments prospectively to business combinations occurring on or after the effective dates. Early adoption is permitted.

The Group expects to adopt all the aforementioned guidance when effective. Management is assessing the impact of the aforementioned guidance on its consolidated financial statements but does not expect it to have a material impact.

Note 5.	Concentration of credit risks

Financial instruments that are potentially subject to credit risk consist primarily of cash and cash equivalents and trade accounts receivable. Our cash is held with large financial institutions. Management believes that the financial institutions that hold our investments are financially sound and accordingly, are subject to minimal credit risk. Deposits held with banks may exceed the amount of insurance provided on such deposits.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

The Group sells to large, international customers and, as a result, may maintain individually significant trade accounts receivable balances with such customers during the year. We generally do not require collateral on trade accounts receivable. Summarized below are the clients whose revenue were 10% or higher than the respective total consolidated net sales for fiscal years 2022, 2021 or 2020, and the clients whose trade accounts receivable balances were 10% or higher than the respective total consolidated trade accounts receivable balance for fiscal years 2022 and 2021:

	Revenue concentration (% of total net sales) 12 months ended December 31,			Receivables concentration (% of total accounts receivable) As at December 31,

	2022	2021	2020	2022	2021
IoT operating segment
Multinational electronics contract manufacturing company	14%	10%	18%	30%	13%
International equipment and software manufacturer	5%	8%	9%	11%	0%

Note 6.	Fair value measurements

ASC 820 establishes a three-tier fair value hierarchy for measuring financial instruments, which prioritizes the inputs used in measuring fair value. These tiers include:

•  Level 1, defined as observable inputs such as quoted prices in active markets;

•  Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•  Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions.

	As at December 31, 2022		As at December 31, 2021
	Carrying		Carrying		Fair value
USD'000	amount	Fair value	amount	Fair value	level	Note ref.
Nonrecurring fair value measurements
Accounts receivable, net of allowance for doubtful accounts	2,573	2,573	2,979	2,979	3	9
Notes receivable from employees and related parties	67	67	68	68	3	10
Notes receivable, noncurrent	64	64	190	190	3	13
Equity securities, at cost	472	472	501	501	3	20
Accounts payable	13,401	13,401	14,786	14,786	3	23
Notes payable	4,196	4,196	4,206	4,206	3	24
Bonds, mortgages and other long-term debt	1,850	1,850	458	458	3	26
Convertible note payable, noncurrent	1,267	1,267	9,049	9,049	3	26
Recurring fair value measurements
Equity securities, at fair value	1	1	1	1	1	21

In addition to the methods and assumptions we use to record the fair value of financial instruments as discussed above, we used the following methods and assumptions to estimate the fair value of our financial instruments:

-	Accounts receivable, net of allowance for doubtful accounts – carrying amount approximated fair value due to their short-term nature.

-	Notes receivable from employees and related parties – carrying amount approximated fair value due to their short-term nature.

-	Notes receivable, noncurrent- carrying amount approximated fair value because time-value considerations are immaterial to the accounts.

-	Equity securities, at cost - no readily determinable fair value, measured at cost minus impairment.

-	Accounts payable – carrying amount approximated fair value due to their short-term nature.

-	Notes payable – carrying amount approximated fair value due to their short-term nature.

-	Bonds, mortgages and other long-term debt – carrying amount approximated fair value

-	Convertible note payable, noncurrent – carrying amount approximated fair value.

-	Equity securities, at fair value – fair value remeasured as at reporting period.

Note 7.	Cash and cash equivalents

Cash consists of deposits held at major banks.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Note 8.	Restricted cash

Restricted cash as at December 31, 2022 relates to the capital subscription of a new group entity which had not yet been incorporated as at December 31, 2022.

Note 9.	Accounts receivable

The breakdown of the accounts receivable balance is detailed below:

	As at December 31,	As at December 31,
USD'000	2022	2021
Trade accounts receivable	2,463	2,820
Allowance for doubtful accounts	(64)	(68)
Accounts receivable from other related parties	171	129
Accounts receivable from underwriters, promoters, and employees	-	5
Other accounts receivable	3	93
Total accounts receivable, net of allowance for doubtful accounts	2,573	2,979

As at December 31, 2022, accounts receivable from other related parties consisted of a receivable from OISTE in relation to the facilities and personnel hosted by WISeKey SA and WISeKey International Holding AG on behalf of OISTE (see Note 40).

Note 10.	Notes receivable from employees and related parties

As at December 31, 2022, the notes receivable from employees and related parties consisted of:

-	a loan to an employee of CHF 61,818 (USD 66,872). The loan bears an interest rate of 0.5% per annum. The loan and accrued interest were initially to be repaid in full on or before December 31, 2021, extended to December 31, 2022. In exchange for the loan, the employee has pledged the 60,000 ESOP options that he holds on WIHN Class B Shares (see Note 33).

Note 11.	Inventories

Inventories consisted of the following:

	As at December 31,	As at December 31,
USD'000	2022	2021
Raw materials	4,523	950
Work in progress	2,987	1,760
Total inventories	7,510	2,710

In the years ended December 31, 2022, 2021 and 2020, the Group recorded inventory obsolescence charges in the income statement of respectively USD 204,211, USD 57,302 and USD 156,188 on raw materials, and USD 349,623, USD 404,509 and USD 301,215 on work in progress.

Note 12.	Other current assets

Other current assets consisted of the following:

	As at December 31,	As at December 31,
USD'000	2022	2021
Value-Added Tax receivable	352	359
Advanced payment to suppliers	1,025	220
Deposits, current	3	5
Other currrent assets	-	1
Total other current assets	1,380	555

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Note 13.	Notes receivable, noncurrent

Notes receivable, noncurrent consisted of the following:

	As at December 31,	As at December 31,
USD'000	2022	2021
Long-term receivable from, and loan, to shareholders	60	187
Long-term receivable from, and loan to, other related parties	4	3
Total notes receivable, noncurrent	64	190

As at December 31, 2022, noncurrent notes receivable were made up of:

-	several loans to employees who are shareholders in relation to the outstanding employee social charges and tax deducted at source for the exercise of their ESOP options (see Note 33). These loans do not bear interest. The total loan amount as at December 31, 2022 was CHF 55,879 (USD 60,447).

-	a loan to an employee that is not a shareholder in relation to the outstanding employee social charges for the exercise of their ESOP options (see Note 33). This loan does not bear interest. The total loan amount as at December 31, 2022 was CHF 3,322 (USD 3,594).

Note 14.	Divestiture and discontinued operations

Classification as discontinued operations of the arago Group

On March 14, 2022, the Group signed a Share Purchase and Transfer Agreement to sell its 51% ownership in arago and its affiliates to OGARA GmbH, with Neutrino Energy Property GmbH & Co. acting as “Buyer Guarantor”, who signed on March 16, 2022. The group subsidiaries making up the arago Group in scope for the sale are arago GmbH, arago Da Vinci GmbH, arago Technology Solutions Private Ltd, and arago US Inc. The completion of the sale was conditional on the consideration being transferred to WISeKey and the shares owned by the Group being transferred to OGARA GmbH.

We assessed the SPTA under ASC 205 and concluded that the operation met the requirement to be classified as held for sale because of the strategic shift represented by the sale of the Group’s AI segment and that arago qualifies as discontinued operations from the date of the SPTA, March 16, 2022. In line with ASC 205-20-45-3A and ASC 205-20-45-10 respectively, we reported the results of the discontinued operations as a separate component of income for the years ending December 31, 2022, December 31, 2021 and December 31, 2020, and we classified their assets and liabilities separately as held for sale in the balance sheet for the year to December 31, 2021.

No gain or loss on classification as held for sale was recorded in 2021.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

The table below shows the reconciliation of the carrying amounts of major classes of assets and liabilities of the discontinued operations to the total assets and liabilities classified as held for sale and presented separately in the balance sheet as at December 31, 2021.

As at December 31,
USD'000	2021
ASSETS
Current assets
Cash and cash equivalents	48
Trade accounts receivable	258
Other accounts receivable	24
Prepaid expenses	237
Other current assets	122
Total current assets held for sale	689

Noncurrent assets
Deferred income tax assets	5
Property, plant and equipment net of accumulated depreciation	15
Intangible assets, net of accumulated amortization	9,081
Operating lease ROU assets	766
Goodwill	22,524
Total noncurrent assets held for sale	32,391
TOTAL ASSETS HELD FOR SALE	33,080

LIABILITIES
Current liabilities
Trade creditors	1,189
Other accounts payable	473
Notes payable	2,044
Deferred revenue, current	396
Operating leases	355
Other current liabilities	110
Total current liabilities held for sale	4,567

Noncurrent liabilities
Indebtedness to related parties, noncurrent	2,395
Operating leases	411
Deferred income tax liability	2,906
Total noncurrent liabilities held for sale	5,712
TOTAL LIABILITIES HELD FOR SALE	10,279

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

The table below shows the reconciliation of the major classes of line items constituting income / (loss) on discontinued operations to the income / (loss) on discontinued operations reported in discontinued operations in the income statement:

	12 months ended December 31,
USD'000	2022	2021
Net sales from discontinued operations	1,805	4,612
Cost of sales from discontinued operations	(978)	(2,976)
Gross profit from discontinued operations	827	1,636

Research & development expenses	(574)	(1,389)
Selling & marketing expenses	(329)	(1,115)
General & administrative expenses	(2,293)	(4,660)

Non-operating income	1,076	6,129
Non-operating expenses	(3,154)	(1,329)
Loss on disposal of a business	(15,026)	-
Total operating and non-operating expenses from discontinued operations	(20,300)	(2,364)
Income / (loss) from discontinued operations before income tax	(19,473)	(728)

Income tax (expense) / recovery from discontinued operations	25	106
Income / (loss) on discontinued operations	(19,448)	(622)
Less: Net income on discontinued operations attributable to noncontrolling interests	(1,531)	-
Net income / (loss) on discontinued operations attributable to WISeKey
International Holding AG	(17,917)	(622)

The depreciation charge from discontinued operations for the year ended December 31, 2021 was USD 21,680. In line with ASC 205, the depreciation of property, plant and equipment from discontinued operations stopped on the day that they qualified as held for sale, i.e., March 16, 2022. The depreciation charge from discontinued operations recorded in the year ended December 31, 2022 was USD 3,528.

The amortization charge from discontinued operations for the year ended December 31, 2021 was USD 408,728. In line with ASC 205, the amortization of intangible assets from discontinued operations stopped on the day that they qualified as held for sale. As a result, we did not record any amortization charge from discontinued operations after March 16, 2022. The amortization charge from discontinued operations recorded in the year ended December 31, 2022 was USD 86,880.

In the previous annual report, the results of the discontinued operations were included in the AI segment.

The table below shows the total operating, investing and financing cash flows of the discontinued operation:

	12 months ended December 31,
USD'000	2022	2021
Net cash provided by (used in) operating activities	(1,733)	(3,567)
Net cash provided by (used in) investing activities	-	-
Net cash provided by (used in) financing activities	1,795	3,153

There were no significant operating and investing noncash items from discontinued operations for the years ended December 31, 2022 and 2021.

Divestiture of the arago Group

The sale was completed on June 24, 2022, when the shares owned by WISeKey in arago were transferred to OGARA GmbH as WISeKey issued a waiver to accept a delayed payment of the consideration. WISeKey issued that waiver because of the high cash burn rate of arago.

Per ASC 830-30-40-1, upon the divestiture of arago, WISeKey’s USD 1,245,896 accumulated translation adjustment loss in relation to arago was removed from accumulated comprehensive income/(loss) in the balance sheet and recorded in the income statement as part of the loss on disposal of a business, net of tax on disposal. Additionally, an amount of USD 1,156,401 of currency translation adjustments in relation to arago in WISeKey’s accounts in the year ended December 31, 2022 was recorded directly in the income statement as part of the loss on disposal of a business, net of tax on disposal.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

The purchase price set in the SPTA was EUR 25,527,955.30 (USD 26,827,022 at historical closing rate on June 23, 2022). As at December 31, 2022, the purchase price had not yet been paid to WISeKey. In line with ASC 326-20, we have considered the characteristics of the receivable with OGARA GmbH and have assessed that there is a significant risk over the collectability of the purchase price. Therefore, we have recorded credit losses for the full purchase price amount of EUR 25,527,955.30 (USD 26,827,022). This has led to a loss on divestiture recorded in the reporting period of USD 15,025,611 shown as a separate line within discontinued operations in the income statement.

WISeKey did not have any other continuing involvement with the arago Group, OGARA GmbH or Neutrino Energy Property GmbH & Co. after it had been deconsolidated, other than to plan the payment of the purchase price. OGARA GmbH or Neutrino Energy Property GmbH & Co. were not and are not a related party of WISeKey, and neither the arago Group nor OGARA GmbH or Neutrino Energy Property GmbH & Co. are related parties to WISeKey after the deconsolidation.

Note 15.	Deferred tax credits

Deferred tax credits consisted of the following:

	As at December 31,	As at December 31,
USD'000	2022	2021
Deferred research & development tax credits	692	847
Deferred other tax credits	2	1
Total deferred tax credits	694	848

WISeKey Semiconductors SAS is eligible for research tax credits provided by the French government (see Note 4 Summary of significant accounting policies). As at December 31, 2022 and 2021, the receivable balances in respect of these research tax credits owed to the Group were respectively USD 692,314 and USD 846,808. The credit is deductible from the entity’s income tax charge for the year or payable in cash the following year, whichever event occurs first.

Note 16.	Property, plant and equipment

Property, plant and equipment, net consisted of the following:

	As at December 31,	As at December 31,
USD'000	2022	2021
Machinery & equipment	4,132	3,902
Office equipment and furniture	2,944	2,899
Computer equipment and licences	1,558	1,162
Total property, plant and equipment gross	8,634	7,963

Accumulated depreciation for:
Machinery & equipment	(3,707)	(3,650)
Office equipment and furniture	(2,703)	(2,614)
Computer equipment and licences	(1,382)	(1,126)
Total accumulated depreciation	(7,792)	(7,390)
Total property, plant and equipment, net	842	573
Depreciation charge from continuing operations for the period ended December 31,	443	491

The depreciation charge from continuing operations for the year 2020 was USD 988,207.

In 2022, WISeKey did not identify any events or changes in circumstances indicating that the carrying amount of any asset may not be recoverable. As a result, WISeKey did not record any impairment charge on Property, plant and equipment in the year 2022.

The useful economic life of property plant and equipment is as follows:

•	Office equipment and furniture:	2 to 5 years

•	Production masks	5 years

•	Production tools	3 years

•	Licenses	3 years

•	Software	1 year

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Note 17.	Intangible assets

Intangible assets and future amortization expenses consisted of the following:

	As at December 31,	As at December 31,
USD'000	2022	2021
Intangible assets not subject to amortization:
Cryptocurrencies	96	100
Intangible assets subject to amortization:
Trademarks	136	137
Patents	2,281	2,281
License agreements	11,195	11,326
Other intangibles	6,393	6,469
Total intangible assets gross	20,101	20,313

Accumulated amortization for:
Trademarks	(136)	(137)
Patents	(2,281)	(2,281)
License agreements	(11,193)	(11,321)
Other intangibles	(6,393)	(6,469)
Total accumulated amortization	(20,003)	(20,208)
Total intangible assets subject to amortization, net	2	5
Total intangible assets, net	98	105
Amortization charge from continuing operations for the year ended December 31,	69	73

The amortization charge from continuing operations for the year 2020 was USD 604,011.

Intangible assets not subject to amortization are made up of a balance of USD 96,164 in cryptocurrencies acquired in the normal course of business to allow the Group to make purchases in cryptocurrencies. The cryptocurrency balance was initially recorded at cost. The Group did not identify any impairment factors in the year ended December 31, 2022. Therefore, no impairment losses were recorded in the year ended December 31, 2022 and the balance as at December 31, 2022 remains USD 96,164.

The useful economic life of intangible assets is as follow:

•	Trademarks:	5 to 10 years

•	Patents:	5 to 10 years

•	License agreements:	3 to 5 years

•	Other intangibles:	3 to 10 years

Future amortization charges are detailed below:

Future estimated aggregate amortization expense
Year		USD'000
	2023	2
	2024	-
	2025	-
Total intangible assets subject to amortization, net		2

Note 18.	Leases

WISeKey has historically entered into a number of lease arrangements under which it is the lessee. As at December 31, 2022, WISeKey holds nine operating leases, and one short-term lease. The short-term leases and operating leases relate to premises. We do not sublease. All of our operating leases include multiple optional renewal periods which are not reasonably certain to be exercised.

We have elected the short-term lease practical expedient related to leases of various premises and equipment. We have elected the practical expedients related to lease classification of leases that commenced before the effective date of ASC 842.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

In the years 2022, 2021, and 2020 we recognized rent expenses associated with our leases as follows:

	12 months ended	12 months ended	12 months ended
	December 31,	December 31,	December 31,
USD'000	2022	2021	2020
Finance lease cost:
Amortization of right-of-use assets	33	68	66
Interest on lease liabilities	1	7	12
Operating lease cost:
Fixed rent expense	587	695	602
Short-term lease cost	2	7	22
Net lease cost from continuing operations	623	777	702
Lease cost - Cost of sales	-	-	-
Lease cost - General & administrative expenses	623	777	702
Net lease cost from continuing operations	623	777	702

In the years 2022 and 2021, we had the following cash and non-cash activities associated with our leases:

	As at December 31,	As at December 31,
USD'000	2022	2021
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from finance leases	61	114
Operating cash flows from operating leases	610	580
Financing cash flows from finance leases	1	7
Non-cash investing and financing activities :
Net lease cost	623	777
Additions to ROU assets obtained from:
New finance lease liabilities	-	-
New operating lease liabilities	56	1,197

As at December 31, 2022, future minimum annual lease payments were as follows:

	USD'000	USD'000	USD'000	USD'000
Year	Operating	Short-term	Finance	Total
2023	604	1	-	605
2024	584	-	-	584
2025	575	-	-	575
2026	530	-	-	530
2027 and beyond	442	-	-	442
Total future minimum operating and short-term lease payments	2,735	1	-	2,736
Less effects of discounting	(416)	-	-	(416)
Less effects of practical expedient	-	(1)	-	(1)
Lease liabilities recognized	2,319	-	-	2,319

As of December 31, 2022, the weighted-average remaining lease term was 5.04 years for operating leases. At the start of the reporting period, the Group had a finance lease that was terminated during the year.

For our former finance lease, the implicit rate was calculated as 5.17%. For our operating leases and because we generally do not have access to the implicit rate in the lease, we calculated an estimate rate based upon the estimated incremental borrowing rate of the entity holding the lease. The weighted average discount rate associated with operating leases as of December 31, 2022 was 3.21%.

Note 19.	Goodwill

We test goodwill for impairment annually on October 1st, or as and when indicators of impairment arise. As at October 1, 2022, the fair value of the net assets of the reporting unit concerned by goodwill was superior to the carrying value of the net assets and goodwill allocated. After October 1, 2022, there were no impairment indicators identified triggering a new impairment test. Therefore, no impairment loss was recorded in 2022.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Impairment reviews have been conducted for the goodwill allocated to the reporting unit (“RU) relating to the acquisition of WISeKey Semiconductors SAS in 2016. Fair value has been determined based on the income approach. Cash flows have been projected over 5 years from the date of the assessment and have been discounted at the pre-tax weighted average cost of capital. Fair value is higher than its carrying value. The WISeKey Semiconductors SAS RU has a negative carrying amount.

USD'000	IoT Segment	Total
Goodwill balance as at December 31, 2020	8,317	8,317
Goodwill acquired during the year	-	-
Impairment losses	-	-
As a December 31, 2021
Goodwill	8,317	8,317
Accumulated impairment losses	-	-
Goodwill balance as at December 31, 2021	8,317	8,317
Goodwill acquired during the year	-	-
Impairment losses	-	-
As a December 31, 2022
Goodwill	8,317	8,317
Accumulated impairment losses	-	-
Goodwill balance as at December 31, 2022	8,317	8,317

The assumptions included in the impairment tests require judgment, and changes to these inputs could impact the results of the calculations. Other than management's projections of future cash flows, the primary assumptions used in the impairment tests were the weighted-average cost of capital and long-term growth rates. Although the Group's cash flow forecasts are based on assumptions that are considered reasonable by management and consistent with the plans and estimates management is using to operate the underlying businesses, there are significant judgments in determining the expected future cash flows attributable to a reporting unit.

Note 20.	Equity securities, at cost

Investment in FOSSA SYSTEMS s.l.

On April 8, 2021, WISeKey E.L.A. s.l. invested EUR 440,000 (USD 475,673 at historical rate) to acquire 15% of the share capital of FOSSA SYSTEMS s.l. (“FOSSA”), a Spanish aerospace company providing picosatellites for Low Earth Orbit (LEO) services as a vertically integrated service: from design to launch and operations.

The FOSSA investment was assessed as an equity investment without a readily determinable fair value and we elected the measurement at cost less impairment, adjusted for observable price changes for identical or similar investments of the same issuer as permitted by ASU 2016-01. As such, the FOSSA investment was initially recognized on the balance sheet at EUR 440,000 (USD 475,673 at historical rate).

As at December 31, 2022, we performed a qualitative assessment to consider potential impairment indicators. We made reasonable efforts to identify any observable transactions of identical or similar investments but did not identify any such transaction. Therefore, no impairment loss was recorded in the year to December 31, 2022, and the carrying value of the FOSSA investment as at December 31, 2022 was EUR 440,000 (USD 472,222 at closing rate).

Warrant agreement in Tarmin

On September 27, 2018, WISeKey purchased a warrant agreement in Tarmin Inc. (“Tarmin”) from ExWorks Capital Fund I, L.P (“ExWorks”). As a result, WISeKey entered into a warrant agreement with Tarmin Inc (the “Tarmin Warrant”), a private Delaware company, leader in data and software-defined infrastructure to acquire 22% of common stock deemed outstanding at the time of exercise. The warrant may be exercised in parts or in full, at an exercise price of USD 0.01 per share at nominal value USD 0.0001. The purchase price of the Tarmin Warrant was USD 7 million.

The Tarmin Warrant was assessed as an equity investment without a readily determinable fair value, initially recognized on the balance sheet at USD 7 million. In 2020, we recorded an impairment loss of the full USD 7 million then carrying value of the Tarmin Warrant. Therefore, the carrying value of the Tarmin Warrant as at December 31, 2022 is USD nil.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Note 21.	Equity securities, at fair value

On March 29, 2017, the Group announced that the respective boards of directors of WISeKey and OpenLimit Holding AG (DE: O5H) (“OpenLimit“) had decided that discussions in relation to a possible merger transaction between WISeKey and OpenLimit as previously announced on July 25, 2016 were not being further pursued. The interim financing provided by WISeKey to OpenLimit in a principal amount of EUR 750,000 was, in accordance with applicable terms of a convertible loan agreement, converted into OpenLimit Shares issued by OpenLimit out of its existing authorized share capital. The conversion price was set at 95% of the volume weighted average price (“VWAP”) of the OpenLimit shares traded on the Frankfurt stock exchange as reported by the Frankfurt stock exchange for the ten trading days immediately preceding and including March 29, 2017. WISeKey received 2,200,000 newly issued fully fungible listed OpenLimit Shares representing – post issuance of these new shares – an 8.4% stake in OpenLimit on an issued share basis. The effective conversion ratio was EUR 0.3409 per share. The equity securities were fair valued at market price on the date of the transaction to USD 846,561.

As at December 31, 2022, the fair value was recalculated using the closing market price on the Frankfurt Stock Exchange of EUR 0.0005 (USD 0.0005) and amounted to USD 1,180. The difference of USD 71 from the fair value at December 31, 2021 (USD 1,251) was accounted for in the income statement as a non-operational expense.

Note 22.	Other noncurrent assets

Other noncurrent assets consisted of noncurrent deposits. Deposits are primarily made up of rental deposits on the premises rented by the Group.

Note 23.	Accounts payable

The accounts payable balance consisted of the following:

	As at December 31,	As at December 31,
USD'000	2022	2021
Trade creditors	5,207	5,842
Factors or other financial institutions for borrowings	-	26
Accounts payable to Board Members	353	2,802
Accounts payable to other related parties	70	189
Accounts payable to underwriters, promoters, and employees	3,918	2,845
Other accounts payable	3,853	3,082
Total accounts payable	13,401	14,786

As at December 31, 2022, accounts payable to Board Members are made up of accrued bonus of CHF 326,014.70 (USD 352,670) payable to Carlos Moreira (see Note 40 for detail).

As at December 31, 2022, accounts payable to other related parties are made up of a CHF 64,620 (USD 69,903) payable to OISTE (see Note 40 for detail).

Accounts payable to underwriters, promoters and employees consist primarily of payable balances to employees in relation to holidays, bonus and 13th month accruals across WISeKey.

Other accounts payable are mostly amounts due or accrued for professional services (e.g. legal, accountancy, and audit services) and accruals of social charges in relation to the accrued liability to employees.

Note 24.	Notes payable

Notes payable consisted of the following:

	As at December 31,	As at December 31,
USD'000	2022	2021
Short-term loan	4,121	4,122
Short-term loan from shareholders	75	84
Total notes payable	4,196	4,206

As at December 31, 2022, the current notes payable balance was made up of:

-	a USD 4,030,000 short-term loan with ExWorks (see detail in Note 26), and

-	a CHF 83,800 (USD 90,652) current portion of the Covid loans with UBS (see Note 26).

As at December 31, 2022, the short-term loan from shareholders was made up of loans from the noncontrolling shareholders of WISeKey SAARC for a total amount of USD 75,038 at closing rate (USD 83,932 as at December 31, 2021). These loans do not bear interests. See Note 40 for detail.

The weighted–average interest rate on current notes payable, excluding loans from shareholders at 0%, was respectively 10% and 10% per annum as at December 31, 2022 and December 31, 2021.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Note 25.	Other current liabilities

Other current liabilities consisted of the following:

	As at December 31,	As at December 31,
USD'000	2022	2021
Value-Added Tax payable	-	19
Other tax payable	108	85
Customer contract liability, current	105	128
Other current liabilities	196	208
Total other current liabilities	409	440

Note 26.	Loans and line of credit

Standby Equity Distribution Agreement with YA II PN, Ltd.

On February 8, 2018 WISeKey entered into a Standby Equity Distribution Agreement (“SEDA”) with Yorkville. Under the terms of the SEDA as amended, Yorkville has committed to provide WISeKey, upon a drawdown request by WISeKey, up to CHF 50,000,000 in equity financing originally over a three-year period ending March 1, 2021, now over a period of five years ending March 31, 2023 in line with the amendment signed by the parties on March 4, 2020. Provided that a sufficient number of WIHN Class B Shares is provided through share lending, WISeKey has the right to make drawdowns under the SEDA, at its discretion, by requesting Yorkville to subscribe for (if the WIHN Class B Shares are issued out of authorized share capital) or purchase (if the WIHN Class B Shares are delivered out of treasury) WIHN Class B Shares worth up to CHF 5,000,000 by drawdown, subject to certain exceptions and limitations (including the exception that a drawdown request by WISeKey shall in no event cause the aggregate number of WIHN Class B Shares held by Yorkville to meet or exceed 4.99% of the total number of shares registered with the commercial register of the Canton of Zug). The purchase price will be 93% of the relevant market price at the time of the drawdown, determined by reference to a ten-day trading period following the draw down request by WISeKey.

The instrument was assessed under ASC 815 as an equity instrument. WISeKey paid a one-time commitment fee of CHF 500,000 (USD 524,231 at historical rate) on April 24, 2018 in 100,000 WIHN Class B Shares. In line with ASU 2015-15 the commitment fee was capitalized as deferred charges to be amortized over the original duration of the contract as a reduction of equity.

In 2018, WISeKey made 4 drawdowns for a total of CHF 1,749,992 (USD 1,755,378 at historical rate) in exchange for a total of 540,539 WIHN Class B Shares issued out of authorized share capital or treasury share capital.

In 2019, WISeKey made 5 drawdowns for a total of CHF 1,107,931 (USD 1,111,764 at historical rate) in exchange for a total of 490,814 WIHN Class B Shares issued out of treasury share capital.

In 2020, WISeKey made 6 drawdowns for a total of CHF 1,134,246 (USD 1,208,569 at historical rate) in exchange for a total of 889,845 WIHN Class B Shares issued out of treasury share capital.

In 2021, WISeKey made one drawdown on April 15, 2021 for CHF 363,876 (USD 380,568 at historical rate) in exchange for 219,599 WIHN Class B Shares issued out of treasury share capital.

The capitalized fee recognized in APIC was fully amortized as of December 31, 2021.

In the year to December 31, 2022, there were no drawdowns made under the SEDA. As at December 31, 2022, the outstanding equity financing available was CHF 45,643,955.

Credit Agreement with ExWorks Capital Fund I, L.P

On April 4, 2019 WISeCoin AG (“WISeCoin”), an affiliate of the Group, signed a credit agreement with ExWorks. Under this credit agreement, WISeCoin was granted a USD 4,000,000 term loan and may add up to USD 80,000 accrued interest to the loan principal, hence a maximum loan amount of USD 4,080,000. The loan bears an interest rate of 10% p.a. payable monthly in arrears. The maturity date of the arrangement was April 4, 2020 therefore all outstanding balances are classified as current liabilities in the balance sheet. ExWorks can elect to have part of or all of the principal loan amount and interests paid either in cash or in WISeCoin Security Tokens (the “WCN Token”) as may be issued by WISeCoin from time to time. As at June 30, 2019, the conversion price was set at CHF 12.42 per WCN Token based on a non-legally binding term sheet.

Under the terms of the credit agreement, WISeCoin is required to not enter into agreements that would result in liens on property, assets or controlled subsidiaries, in indebtedness other than the exceptions listed in the credit agreement, in mergers, consolidations, organizational changes except with an affiliate, contingent and third party liabilities, any substantial change in the nature of its business, restricted payments, insider transactions, certain debt payments, certain agreements, negative pledge, asset transfer other than sale of assets in the ordinary course of business, or holding or acquiring shares and/or quotas in another person other than WISeCoin R&D. Furthermore, WISeCoin is required to maintain its existence, pay all taxes and other liabilities.

Borrowings under the line of credit are secured by first ranking security interests on all material assets and personal property of WISeCoin, and a pledge over the shares in WISeCoin representing 90% of the capital held by the Group. Under certain circumstances, additional security may be granted over the intellectual property rights of WISeCoin.

Total debt issue costs of USD 160,000 were recorded as debt discount and amortized over the duration of the loan. As at December 31, 2020, the debt discount was fully amortized.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

As at December 31, 2022, the loan had not been repaid and the outstanding borrowings were USD 4,030,000, meaning that the loan is past due under the terms of the credit agreement with ExWorks. The Group has been in contact with ExWorks regarding a potential sale of its investment in Tarmin, a company in which ExWorks is also a significant shareholder (see Note 20). It is the view of the management of the Group that the sale of the investment in Tarmin and the repayment of the credit agreement are codependent and therefore the loan will be repaid at such time as the investment is sold. ExWorks continues to charge interest on the loan at the rate of 10% p.a. and has not launched any formal recovery proceedings as of the date of this report.

Loan Agreements with UBS SA

On March 26, 2020, two members of the Group, WISeKey International Holding Ltd and WISeKey SA, entered into the Covid loans to borrow funds under the Swiss Government supported COVID-19 Credit Facility with UBS SA. Under the terms of the Agreement, UBS has lent such Group members a total of CHF 571,500. The loans are repayable in full by March 30, 2028, as amended, being the eighth anniversary of the date of deposit of the funds by UBS. Semi-annual repayments have started since March 31, 2022 and will be spread on a linear basis over the remaining term. The full repayment of the loans is permitted at any time. The interest rate is determined by Swiss COVID-19 Law and currently the Covid loans carry an interest rate of 0%. There were no fees or costs attributed to the Covid loans and as such there is no debt discount of debt premium associated with the loan facility.

Under the terms of the loans, the relevant companies are required to use the funds solely to cover the liquidity requirements of the Group. In particular, the Group cannot use the funds for the distribution of dividends and directors' fees as well as the repayment of capital contributions, the granting of active loans; refinancing of private or shareholder loans; the repayment of intra-group loans; or the transfer of guaranteed loans to a group company not having its registered office in Switzerland, whether directly or indirectly linked to applicant.

During the years to December 31, 2021 and 2022, WISeKey repaid, respectively, CHF 70,000 and CHF 83,800 out of the loans.

Therefore, as at December 31, 2022, the outstanding balance on the loans was CHF 417,700 (USD 451,852).

Credit Agreement with L1 Capital Global Opportunities Master Fund

On June 29, 2021, WISeKey entered into an Agreement for the Subscription of up to $22M Convertible Notes (the “L1 Facility”) with L1 Capital Global Opportunities Master Fund (“L1”), pursuant to which L1 commits to grant a loan to WISeKey for up to a maximum amount of USD 22 million divided into tranches of variable sizes, during a commitment period of 24 months ending June 28, 2023. The initial tranche was agreed in the L1 Facility agreement as USD 11 million to be funded on June 29, 2021 (the “L1 Initial Tranche”). For the remaining facility, WISeKey has the right to request L1 to subscribe for four additional note tranches of USD 2,750,000 each or any other amount agreed between the parties, at the date and time determined by WISeKey during the commitment period, subject to certain conditions. Each tranche is divided into convertible notes of USD 100,000 each that bear interest of 6% per annum. Subject to a cash redemption right of WISeKey, the convertible notes are mandatorily convertible into WIHN Class B Shares within a period of 24 months from issuance (the “L1 Conversion Period”). Conversion takes place upon request by L1 during the L1 Conversion Period, but in any case no later than at the expiry of the L1 Conversion Period. Each calendar month, L1 can request conversion of up to 12.5% of the principal amount of all issued tranches at a conversion price of 95% of the lowest daily volume-weighted average price of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 5 trading days preceding the relevant conversion date, and , should L1 wish to convert more than 12.5% of the principal amount of all issued tranches in a calendar month, the conversion price for the additional converted amounts is set at the higher of (i) the Fixed Conversion price applicable to relevant tranche, and (ii) 95% of the lowest daily volume-weighted average price of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 5 trading days preceding the relevant conversion date (the “Original L1 Conversion Price”).

Due to L1’s option to convert the loan in part or in full at any time before maturity, the L1 Facility was assessed as a share-settled debt instrument with an embedded put option. In line with ASC 480-10-55-43 and ASC 480-10-55-44, because the value that L1 will predominantly receive at settlement does not vary with the value of the shares, the settlement provision is not considered a conversion option. We assessed the put option under ASC 815 and concluded that it is clearly and closely related to its debt host and therefore did not require bifurcation. Per ASC 480-10-25, the L1 Facility was accounted for as a liability measured at fair value using the discounted cash flow method at inception.

Debt issue costs made up of legal expenses of USD 36,745, a commission of USD 802,500 to the placement agent, a fee of USD 220,000 to L1 representing 2% of the principal value of the initial tranche, and a subscription fee of USD 220,000 to L1 representing 2% of the principal value of the initial tranche payable in WIHN Class B Shares were due upon issuance of the Initial Tranche and recorded as a debt discount against the L1 Initial Tranche principal amount. The subscription fee was paid in 145,953 WIHN Class B Shares and was fair valued at CHF 183,901 (USD 200,871) based on the market value of the shares at issuance. Upon subscription of each subsequent tranche under the L1 Facility, debt issue costs corresponding to the fair value of the L1 subscription fee payable in WIHN Class B Shares representing 2% of the principal value of the subscribed funds and an L1 fee representing 2% of the principal value of the subscribed funds will be recorded as a debt discount against each tranche.

On September 27, 2021, WISeKey and L1 entered into the First Amendment to the Subscription Agreement (the “L1 First Amendment”), pursuant to which WISeKey has the right to request L1 to subscribe for four “accelerated” note tranches of between USD 1 million and USD 2,750,000 each or any other amount agreed between the parties (the “L1 Accelerated Tranches”), at the date and time determined by WISeKey during the commitment period, subject to certain conditions. The terms and conditions of the L1 Accelerated Tranches issued under the L1 First Amendment remain the same as the terms and conditions of the L1 Facility except for the conversion price of the L1 Accelerated Tranches which is set at 90% of the lowest daily volume-weighted average price of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 10 trading days preceding the relevant conversion date, regardless of the conversion amount (the “New L1 Conversion Price”).

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

On March 3 ,2022, WISeKey and L1 entered into the Second Amendment to the Subscription Agreement (the “L1 Second Amendment”), pursuant to which, for the remaining facility of USD 5 million, WISeKey has the right to request L1 to subscribe for five “additional accelerated” note tranches (the “L1 Additional Accelerated Tranches”) of between USD 1 million and USD 5 million each or any other amount agreed between the parties, up until March 2, 2024, subject to certain conditions. The terms and conditions of the L1 Additional Accelerated Tranches issued under the L1 Second Amendment remain the same as the terms and conditions of the L1 Facility except for the conversion price of the L1 Additional Accelerated Tranches which is the New L1 Conversion Price.

In line with ASC 470-50-15-3, the New L1 Conversion Price under the L1 First Amendment was assessed as a change to the conversion privileges provided in the L1 Facility for the purpose of inducing conversion, whereby the New L1 Conversion Price provides a reduction of the Original L1 Conversion Price and results in the issuance of additional WIHN Class B Shares, which is governed by ASC 470-20-40. Therefore, in line with ASC 470-20-40-16 and ASC 470-20-40-17, for conversions of L1 Accelerated Tranches and L1 Additional Accelerated Tranches , we recognize the fair value of the additional shares delivered by applying the New L1 Conversion Price in comparison with the Original L1 Conversion Price as an expense to the income statement classified as debt conversion expense.

Additionally, per the terms of the L1 Facility, upon each tranche subscription under the L1 Facility and the L1 First Amendment, WISeKey will grant L1 the option to acquire WIHN Class B Shares at an exercise price of the higher of (a) 1.5 times the 5-trading day volume-weighted average price of the WIHN Class B Shares on the SIX Swiss Stock Exchange immediately preceding the tranche closing date and (b) CHF 5.00. The number of warrants granted at each tranche subscription is calculated as 25% of the principal amount of each tranche divided by the volume-weighted average price of the trading day immediately preceding the tranche closing date. Each warrant agreement has a 3-year exercise period starting on the relevant subscription date. In line with ASC 470-20-25-2, for each subscription, the proceeds from the convertible notes with a detachable warrant were allocated to the two elements based on the relative fair values of the debt instrument without the warrant and of the warrant at time of issuance. When assessed as an equity instrument, the warrant agreement is fair valued at grant using the Black-Scholes model and the market price of WIHN Class B Shares on the date of the subscription. The fair value of the debt is calculated using the discounted cash flow method.

During the year to December 31, 2021, WISeKey made a total of six subscriptions for a total of USD 17 million under the L1 Facility and the L1 First Amendment. Per the terms of the L1 Facility, WISeKey issued L1 with a total of 3,078,963 warrants on WIHN Class B Shares at an exercise price of CHF 5. The warrant agreements were all assessed as equity instruments and were fair valued at grant at an aggregate amount of USD 479,872 using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant. For each subscription, the fair value of the debt was calculated using the discounted cash flow method then, applying the relative fair value method per ASC 470-20-25-2, the recognition of the warrant agreement created a debt discount on the debt host and the credit entry was booked in APIC. The cumulated fair value of the debt for the six subscriptions was USD 17,819,019, with a cumulated debt discount in relation to warrants of USD 445,331.

In the year ended December 31, 2021, L1 converted a total of USD 8.2 million out of the L1 Initial Tranche and USD 5.3 million out of the L1 Accelerated Tranches, resulting in the delivery of a total of 11,858,831 WIHN Class B Shares. A debt discount charge of USD 185,528 was amortized to the income statement, a debt conversion expense of USD 325,424 was recorded in the income statement, and unamortized debt discounts totaling USD 1,376,983 were booked to APIC on conversions as per ASC 470-02-40-4.

During the year ended December 31, 2022, WISeKey made six subscriptions under the L1 Facility and the L1 Second Amendment as follows:

-	On March 4, 2022, an L1 Additional Accelerated Tranche for convertibles notes in the amount USD 1 million. The funds were received on March 7, 2022. On March 4, 2022, in line with the terms of the L1 Facility, WISeKey issued L1 with 457,927 warrants on WIHN Class B Shares at an exercise price of CHF 5.00. The warrant agreement was assessed as an equity instrument and was fair valued at grant at an amount of USD 9,881 using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant of CHF 0.481. The fair value of the debt was calculated using the discounted cash flow method as USD 1,077,895. Applying the relative fair value method per ASC 470-20-25-2, the recognition of the warrant agreement created a debt discount on the debt host in the amount of USD 9,084, and the credit entry was booked in APIC.

-	On April 14, 2022, an L1 Additional Accelerated Tranche for convertibles notes in the amount USD 500’000. The funds were received on April 20, 2022. On April 14, 2022, in line with the terms of the L1 Facility, WISeKey issued L1 with 280,439 warrants on WIHN Class B Shares at an exercise price of CHF 5.00. The warrant agreement was assessed as an equity instrument and was fair valued at grant at an amount of USD 2,975 using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant of CHF 0.4295. The fair value of the debt was calculated using the discounted cash flow method as USD 538,515. Applying the relative fair value method per ASC 470-20-25-2, the recognition of the warrant agreement created a debt discount on the debt host in the amount of USD 2,747, and the credit entry was booked in APIC.

-	On July 12, 2022, an L1 Additional Accelerated Tranche for convertibles notes in the amount USD 1,000’000. The funds were received on July 13, 2022. On July 12, 2022, in line with the terms of the L1 Facility, WISeKey issued L1 with 987,755 warrants on WIHN Class B Shares at an exercise price of CHF 5.00. The warrant agreement was assessed as an equity instrument and was fair valued at grant at an amount of USD nil using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant of CHF 0.258. The fair value of the debt was calculated using the discounted cash flow method as USD 1,077,182.

-	On October 6, 2022, an L1 Additional Accelerated Tranche for convertibles notes in the amount USD 1,000’000. The funds were received on October 7, 2022. On October 6, 2022, in line with the terms of the L1 Facility, WISeKey issued L1 with 1,216,216 warrants on WIHN Class B Shares at an exercise price of CHF 5.00. The warrant agreement was assessed as an equity instrument and was fair valued at grant at an amount of USD nil using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant of CHF 0.201. The fair value of the debt was calculated using the discounted cash flow method as USD 991,385.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

-	On November 15, 2022, an L1 Additional Accelerated Tranche for convertibles notes in the amount USD 700’000. The funds were received on November 16, 2022. On November 15, 2022, in line with the terms of the L1 Facility, WISeKey issued L1 with 908,746 warrants on WIHN Class B Shares at an exercise price of CHF 5.00. The warrant agreement was assessed as an equity instrument and was fair valued at grant at an amount of USD nil using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant of CHF 0.1752. The fair value of the debt was calculated using the discounted cash flow method as USD 693,669.

-	On December 22, 2022, an L1 Additional Accelerated Tranche for convertibles notes in the amount USD 800’000. The funds were received on December 23, 2022. On December 22, 2022, in line with the terms of the L1 Facility, WISeKey issued L1 with 1,060,626 warrants on WIHN Class B Shares at an exercise price of CHF 5.00. The warrant agreement was assessed as an equity instrument and was fair valued at grant at an amount of USD nil using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant of CHF 0.172. The fair value of the debt was calculated using the discounted cash flow method as USD 792,592.

During the year ended December 31, 2022, L1 converted a total of USD 2,8 million out of the L1 Initial Tranche, and USD 4.3 million out of the L1 Accelerated Tranches and L1 Additional Accelerated Tranches, resulting in the delivery of a total of 29,225,645 WIHN Class B Shares. A debt discount charge of USD 87,795 was amortized to the income statement, a debt conversion expense of USD 366,116 was recorded in the income statement, and unamortized debt discounts totaling USD 304,019 were booked to APIC on conversions as per ASC 470-02-40-4.

As at December 31, 2022, the outstanding L1 Facility available was USD nil. Convertible notes in an aggregate amount of USD 1,400,000 remained unconverted and the unamortized debt discount balance was USD 133,471, hence a carrying value of USD 1,266,529.

Credit Agreement with Anson Investments Master Fund LP

On June 29,2021, WISeKey entered into the Anson Facility, an Agreement for the Issuance and Subscription of Convertible Notes pursuant to which Anson commits to grant a loan to WISeKey for up to a maximum amount of USD 22 million divided into tranches of variable sizes, during a commitment period of 24 months ending June 28, 2023. The initial tranche was agreed in the Anson Facility agreement as USD 11 million to be funded on June 29, 2021 (the “Anson Initial Tranche”). For the remaining facility, WISeKey has the right to request Anson to subscribe for four additional note tranches of USD 2,750,000 each or any other amount agreed between the parties, at the date and time determined by WISeKey during the commitment period, subject to certain conditions. Each tranche is divided into convertible notes of USD 100,000 each that bear interest of 6% per annum. Subject to a cash redemption right of WISeKey, the convertible notes are mandatorily convertible into WIHN Class B Shares within a period of 24 months from issuance (the “Anson Conversion Period”). Conversion takes place upon request by Anson during the Anson Conversion Period, but in any case no later than at the expiry of the Anson Conversion Period. Each calendar month, Anson can request conversion of up to 12.5% of the principal amount of all issued tranches at a conversion price of 95% of the lowest daily volume-weighted average price of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 5 trading days preceding the relevant conversion date, and, should Anson wish to convert more than 12.5% of the principal amount of all issued tranches in a calendar month, the conversion price for the additional converted amounts is set at the higher of (i) the Fixed Conversion price applicable to relevant tranche, and (ii) 95% of the lowest daily volume-weighted average price of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 5 trading days preceding the relevant conversion date (the “Original Anson Conversion Price”).

Due to Anson’s option to convert the loan in part or in full at any time before maturity, the Anson Facility was assessed as a share-settled debt instrument with an embedded put option. In line with ASC 480-10-55-43 and ASC 480-10-55-44, because the value that Anson will predominantly receive at settlement does not vary with the value of the shares, the settlement provision is not considered a conversion option. We assessed the put option under ASC 815 and concluded that it is clearly and closely related to its debt host and therefore did not require bifurcation. Per ASC 480-10-25, the Anson Facility was accounted for as a liability measured at fair value using the discounted cash flow method at inception.

Debt issue costs made up of legal expenses of USD 4,197, a commission of USD 802,500 to the placement agent, a fee of USD 220,000 to Anson representing 2% of the principal value of the Anson Initial Tranche, and a subscription fee of USD 220,000 to Anson representing 2% of the principal value of the Anson Initial Tranche payable in WIHN Class B Shares were due upon issuance of the Anson Initial Tranche and recorded as a debt discount against the Anson Initial Tranche principal amount. The subscription fee was paid in 145,953 WIHN Class B Shares and was fair valued at CHF 183,901 (USD 200,871) based on the market value of the shares at issuance. Upon subscription of each subsequent tranche under the Anson Facility, debt issue costs corresponding to the fair value of the subscription fee payable in WIHN Class B Shares representing 2% of the principal value of the subscribed funds and a fee representing 2% of the principal value of the subscribed funds will be recorded as a debt discount against each tranche.

On September 27, 2021, WISeKey and Anson entered into the Anson First Amendment, pursuant to which WISeKey has the right to request Anson to subscribe for four Anson Accelerated Tranches of between USD 1 million and USD 2,750,000 each or any other amount agreed between the parties, at the date and time determined by WISeKey during the commitment period, subject to certain conditions. The terms and conditions of the Anson Accelerated Tranches issued under the Anson First Amendment remain the same as the terms and conditions of the Anson Facility except for the conversion price of the Anson Accelerated Tranches which is set at 90% of the lowest daily volume-weighted average price of a WIHN Class B Share as traded on the SIX Swiss Exchange during the 10 trading days preceding the relevant conversion date, regardless of the conversion amount (the “New Anson Conversion Price”).

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

In line with ASC 470-50-15-3, the New Anson Conversion Price under the Anson First Amendment was assessed as a change to the conversion privileges provided in the Anson Facility for the purpose of inducing conversion, whereby the New Anson Conversion Price provides a reduction of the Original Anson Conversion Price and results in the issuance of additional WIHN Class B Shares, which is governed by ASC 470-20-40. Therefore, in line with ASC 470-20-40-16 and ASC 470-20-40-17, for conversions of Anson Accelerated Tranches, we recognize the fair value of the additional shares delivered by applying the New Anson Conversion Price in comparison with the Original Anson Conversion Price as an expense to the income statement classified as debt conversion expense.

Additionally, per the terms of the Anson Facility, upon each tranche subscription under the Anson Facility and the Anson First Amendment, WISeKey will grant Anson the option to acquire WIHN Class B Shares at an exercise price of the higher of (a) 1.5 times the 5-trading day volume-weighted average price of the WIHN Class B Shares on the SIX Swiss Stock Exchange immediately preceding the tranche closing date and (b) CHF 5.00. The number of warrants granted at each tranche subscription is calculated as 25% of the principal amount of each tranche divided by the volume-weighted average price of the trading day immediately preceding the tranche closing date. Each warrant agreement has a 3-year exercise period starting on the relevant subscription date. In line with ASC 470-20-25-2, for each subscription, the proceeds from the convertible notes with a detachable warrant were allocated to the two elements based on the relative fair values of the debt instrument without the warrant and of the warrant at time of issuance. When assessed as an equity instrument, the warrant agreement is fair valued at grant using the Black-Scholes model and the market price of WIHN Class B Shares on the date of the subscription. The fair value of the debt is calculated using the discounted cash flow method.

During the year ended December 31, 2021, WISeKey made a total of three subscriptions for a total of USD 16.5 million under the Anson Facility and the Anson First Amendment. Per the terms of the Anson Facility, WISeKey issued Anson with a total of 2,821,922 warrants on WIHN Class B Shares at an exercise price of CHF 5. The warrant agreements were all assessed as equity instruments and were fair valued at grant at an aggregate amount of USD 480,046 using the Black-Scholes model and the market price of WIHN Class B Shares on the date of grant. For each subscription, the fair value of the debt was calculated using the discounted cash flow method then, applying the relative fair value method per ASC 470-20-25-2, the recognition of the warrant agreement created a debt discount on the debt host and the credit entry was booked in APIC. The cumulated fair value of the debt for the three subscriptions was USD 17,000,080, with a cumulated debt discount in relation to warrants of USD 453,095.

During the year ended December 31, 2021, Anson converted a total of USD 9.8 million out of the Anson Initial Tranche, resulting in the delivery of a total of 8,228,262 WIHN Class B Shares. A debt discount charge of USD 248,449 was amortized to the income statement, and unamortized debt discounts totaling USD 1,182,876 were booked to APIC on conversions as per ASC 470-02-40-4.

During the year ended December 31, 2022, WISeKey did not make any new subscriptions under the Anson Facility.

During the year ended December 31, 2022, Anson converted a total of USD 1.2 million out of the Anson Initial Tranche, and USD 5.5 million out of the Anson Accelerated Tranches, resulting in the delivery of a total of 14,351,699 WIHN Class B Shares. A debt discount charge of USD 79,707 was amortized to the income statement, a debt conversion expense of USD 460,956 was recorded in the income statement, and unamortized debt discounts totaling USD 222,195 were booked to APIC on conversions as per ASC 470-02-40-4.

As at December 31, 2022 the outstanding Anson Facility available was USD 5.5 million, there were no unconverted convertible notes outstanding and the unamortized debt discount balance was USD nil.

Production Capacity Investment Loan Agreement

In November 2022, WISeKey Semiconductors SAS entered into a loan agreement with a third party client to borrow funds for the purpose of increasing their production capacity.  Under the terms of the Agreement, the client has lent to WISeKey Semiconductors SAS a total of USD 2,000,000. The loan will be reimbursed by way of a volume rebate against future sales volumes from the WISeKey Semiconductors group to the client during the period from July 1, 2023, through to December 31, 2025.  The volume rebate is based upon quarterly sales volumes in excess of a base limit on a yearly projected basis. Any amount still outstanding as at December 31, 2025 falls due for repayment on this date.  The loan does not bear any interest and there were no fees or costs attributed to the loan.

An unamortized debt discount totaling USD 511,128 was calculated and booked to APIC in 2022.  WISeKey has not repaid any amount as at December 31, 2022, and no debt discount charge was recorded to the income statement in 2022. The amortization of the debt discount will start in 2023.

Therefore, as at December 31, 2022, the loan balance was USD 2,000,000 and the unamortized debt discount balance was USD 511,128, leaving a carrying value of USD 1,488,872.

Note 27.	Employee benefit plans

Defined benefit post-retirement plan

The Group maintains three pension plans: one maintained by WISeKey SA and one by WISeKey International Holding Ltd, both covering its employees in Switzerland, as well as one maintained by WISeKey Semiconductors SAS covering WISeKey’s French employees.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

All plans are considered defined benefit plans and accounted for in accordance with ASC 715 Compensation – Retirement Benefits. This model allocates pension costs over the service period of employees in the plan. The underlying principle is that employees render services ratably over this period, and therefore, the income statement effects of pensions should follow a similar pattern. ASC 715 requires recognition of the funded status or difference between the fair value of plan assets and the projected benefit obligations of the pension plan on the balance sheet, with a corresponding adjustment recorded in the net loss. If the projected benefit obligation exceeds the fair value of the plan assets, then that difference or unfunded status represents the pension liability.

The Group records net service cost as an operating expense and other components of defined benefit plans as a non-operating expense in the statement of comprehensive loss.

The liabilities and annual income or expense of the pension plan are determined using methodologies that involve several actuarial assumptions, the most significant of which are the discount rate and the long-term rate of asset return (based on the market-related value of assets). The fair value of plan assets is determined based on prevailing market prices.

The defined benefit pension plan maintained by WISeKey Semiconductors SAS, and their obligations to employees in terms of retirement benefits, is limited to a lump sum payment based on remuneration and length of service, determined for each employee. The plan is not funded.

The pension liability calculated as at December 31, 2022 is based on annual personnel costs and assumptions as of December 31, 2022.

Personnel Costs	As at December 31,	As at December 31,	As at December 31,
USD'000	2022	2021	2020
Wages and Salaries	12,401	12,208	12,145
Social security contributions	3,123	3,320	3,230
Net service costs	422	671	646
Other components of defined benefit plans, net	14	(78)	248
Total	15,960	16,121	16,268

	As at December 31,
Assumptions	2022	2022	2021	2021	2020	2020
	France	Switzerland	France	Switzerland	France	Switzerland
Discount rate	3.65%	2.25%	0.75%	0.33%	0.30%	0.15%
Expected rate of return on plan assets	n/a	3.00%	n/a	1.50%	n/a	1.50%
Salary increases	3%	1.50%	3%	1.50%	3%	1.50%

For WISeKey SA and WISeKey International Holding Ltd’s funded plans, the expected long-term rate of return on assets is based on the pension fund’s asset allocation.

As at December 31, 2022 the Group’s accumulated benefit obligation amounted to USD 11,665,000.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Reconciliation to Balance Sheet start of year
USD'000
Fiscal year	2022	2021	2020

Fair value of plan assets	(12,169)	(12,332)	(10,686)
Projected benefit obligation	16,938	19,100	17,566
Surplus/deficit	4,769	6,768	6,880

Opening balance sheet asset/provision (funded status)	4,769	6,768	6,880

Reconciliation of benefit obligation during the year
Projected benefit obligation at start of year	16,938	19,100	17,566
Net Service cost	213	263	436
Interest expense	52	29	50
Plan participant contributions	98	153	141
Net benefits paid to participants	(2,225)	(278)	(8)
Prior service costs	0	(123)	(698)
Actuarial losses/(gains)	(2,892)	(1,407)	(74)
Curtailment & Settlement	0	(194)	0
Reclassifications	0	0	(2)
Currency translation adjustment	(317)	(605)	1,689
Projected benefit obligation at end of year	11,867	16,938	19,100

Reconciliation of plan assets during year
Fair value of plan assets at start of year	(12,169)	(12,332)	(10,686)
Employer contributions paid over the year	(190)	(263)	(244)
Plan participant contributions	(98)	(153)	(141)
Net benefits paid to participants	2,201	162	(22)
Interest income	(157)	(177)	(167)
Return in plan assets, excl. amounts included in net interest	82	224	(29)
Currency translation adjustment	223	370	(1,043)
Fair value of plan assets at end of year	(10,108)	(12,169)	(12,332)

Reconcilation to balance sheet end of year
Fair value of plan assets	(10,108)	(12,169)	(12,332)
Defined benefit obligation - funded plans	11,867	16,938	19,100
Surplus/deficit	1,759	4,769	6,768

Closing balance sheet asset/provision (funded status)	1,759	4,769	6,768

Estimated amount to be amortized from accumulated OCI into NPBC over next fiscal year
Net loss (gain)	152	270	286
Unrecognized transition (asset)/obligation	0	0	0
Prior service cost/(credit)	(28)	(12)	61

Amounts recognized in accumulated OCI
Net loss (gain)	(338)	2,651	4,237
Unrecognized transition (asset)/obligation	0	0	0
Prior service cost/(credit)	(503)	(537)	(440)
Deficit	(841)	2,114	3,797

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Movement in Funded Status
USD'000
Fiscal year	2022	2021	2020

Opening balance sheet liability (funded status)	4,769	6,768	6,880

Net Service cost	213	263	436
Interest cost/(credit)	52	29	50
Expected return on Assets	(157)	(177)	(167)
Amortization on Net (gain)/loss	152	270	284
Amortization on Prior service cost/(credit)	(28)	(12)	61
Settlement / curtailment cost / (credit)	0	(194)	0
Currency translation adjustment	(5)	6	20
Total Net Periodic Benefit Cost/(credit)	227	185	684

Actuarial (gain)/loss on liabilities due to experience	109	(342)	(72)
Actuarial gain/loss on liab. from changes to fin. assump	(3,001)	(420)	0
Actuarial (gain)/loss on liab. from changes to demo. assump	0	(645)	0
Return in plan assets, excl. amounts included in net interest	82	224	(29)
Prior service cost/(credit)	0	(123)	(698)
Amortization on Net (gain)/loss	(152)	(270)	(284)
Amortization on Prior service cost/(credit)	28	12	(61)
Currency translation adjustment	0	(8)	(45)
Total gain/loss recognized via OCI	(2,934)	(1,572)	(1,189)

Employer contributions paid in the year + Cashflow required to pay benefit payments	(214)	(379)	(274)
Total cashflow	(214)	(379)	(274)

Currency translation adjustment	(89)	(233)	669
Reclassification	0	0	(2)
Closing balance sheet liability (funded status)	1,759	4,769	6,768

Reconciliation of Net Gain / Loss
Amount at beginning of year	2,651	4,237	4,258
Amortization during the year	(152)	(270)	(284)
Asset (gain) / loss	82	224	(29)
Liability (gain) / loss	(2,892)	(1,407)	(72)
Reclassifications	0	0	(2)
Currency translation adjustment	(27)	(133)	366
Amount at year-end	(338)	2,651	4,237

Reconciliation of prior service cost/(credit)
Amount at beginning of year	(537)	(440)	300
Amortization during the year	28	12	(61)
Prior service costs for the current period	0	(123)	(698)
Currency translation adjustment	6	14	19
Amount at year-end	(503)	(537)	(440)

All of the assets are held under the collective contract by the plan’s re-insurer company and are invested in a mix of Swiss and International bond and equity securities. In line with ASC 820’s three-tier fair value hierarchy, pension assets belong to the fair value level 2.

The table below shows the breakdown of expected future contributions payable to the Plan :

Period
USD'000	France	Switzerland
2023	26	369
2024	8	363
2025	29	2,070
2026	50	498
2027	49	561
2028 to 2032	331	2,737

The Group expects to make contributions of approximately USD 221,000 in 2023.

There are no plan assets expected to be returned to the employer during the 12-month period following December 31, 2022.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Note 28.	Commitments and contingencies

Lease commitments

The future payments due under leases are shown in Note 18.

Guarantees

Our software and hardware product sales agreements generally include certain provisions for indemnifying customers against liabilities if our products infringe a third party’s intellectual property rights. Certain of our product sales agreements also include provisions indemnifying customers against liabilities in the event we breach confidentiality or service level requirements. It is not possible to determine the maximum potential amount under these indemnification agreements due to our lack of history of prior indemnification claims and the unique facts and circumstances involved in each particular agreement. To date, we have not incurred any costs as a result of such indemnifications and have not accrued any liabilities related to such obligations in our consolidated financial statements.

Note 29.	Stockholders’ equity

Stockholders’ equity consisted of the following:

WISeKey International Holding Ltd	As at December 31, 2022		As at December 31, 2021
Share Capital	Class A Shares	Class B Shares	Class A Shares	Class B Shares
Par value per share (in CHF)	0.01	0.05	0.01	0.05
Share capital (in USD)	400,186	5,334,177	400,186	4,685,301

Per Articles of association and Swiss capital categories
Authorized Capital - Total number of authorized shares	-	25,000,000	-	18,469,207
Conditional Share Capital - Total number of conditional shares(1)	10,000,000	52,100,000	12,000,000	31,469,207
Total number of fully paid-in shares	40,021,988	100,294,518	40,021,988	88,120,054

Per US GAAP
Total number of authorized shares	50,021,988	177,419,580	40,021,988	138,058,468
Total number of fully paid-in issued shares(1)	40,021,988	100,294,518	40,021,988	88,120,054
Total number of fully paid-in outstanding shares(1)	40,021,988	99,837,254	40,021,988	80,918,390
Par value per share (in CHF)	0.01	0.05	0.01	0.05
Share capital (in USD)	400,186	5,334,177	400,186	4,685,301
Total share capital (in USD)	5,734,363		5,085,487

Treasury Share Capital
Total number of fully paid-in shares held as treasury shares	-	457,264	-	7,201,664
Treasury share capital (in USD)	-	370,744	-	636,436
Total treasury share capital (in USD)	-	370,744	-	636,436

(1) Conversions of conditional capital that were not registered with the commercial register as of December 31, 2022 are not deducted from the total number of conditional shares, i.e. the number shown is as if the issues had not taken place.

In the years to December 31, 2022 and 2021 respectively, WISeKey purchased a total of 135,360 and 28,668,037 treasury shares at an average purchase price of USD 0.74 and USD 0.07 per share, and sold a total of 6,879,860 and 26,249,508 treasury shares at an average sale price of USD 0.63 and USD 1.17 per share.

Share buyback program

On July 9, 2019, the Group started a share buyback program on the SIX Swiss Exchange to buy back Class B Shares up to a maximum 10% of the share capital and 5.35% of the voting rights. In compliance with Swiss Law, at no time will the group hold more than 10% of its own registered shares. The share buyback program ended on July 8, 2022.

As at December 31, 2022, WISeKey’s treasury share balance included 135,360 Class B Shares purchased through the share buyback program.

Voting rights

Each share carries one vote at a general meeting of shareholders, irrespective of the difference in par value of Class A Shares (CHF 0.01 per share) and Class B Shares (CHF 0.05 per share). Our Class A Shares have a lower par value (CHF 0.01) than our Class B Shares (CHF 0.05) but have same voting right as the higher par value Class B Shares, namely one (1) vote per share. This means that, relative to their respective per share contribution to the share capital, the holders of our Class A Shares have a greater relative per share voting power than the holders of our Class B Shares for matters that require approval on the basis of a specified majority of shares present at the shareholders meeting.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Shareholder resolutions and elections (including elections of members of the board of directors) require the affirmative vote of an absolute majority of the votes represented (in person or by proxy) at a general meeting of shareholders (each Class A Share and each Class B Share having one vote), unless otherwise stipulated by law or our Articles. The following matters require approval by a majority of the par value of the shares represented at the general meeting (each Class A Share having a par value of CHF 0.01 per share and each Class B Share having a par value of CHF 0.05 per share):

-	electing our auditor;

-	appointing an expert to audit our business management or parts thereof;

-	adopting any resolution regarding the instigation of a special investigation; and

-	adopting any resolution regarding the initiation of a derivative liability action.

In addition, under Swiss corporation law and our Articles, approval by two-thirds of the shares represented at the meeting, and by the absolute majority of the par value of the shares represented is required for:

-	amending our corporate purpose;

-	creating or cancelling shares with preference rights;

-	restricting the transferability of registered shares;

-	restricting the exercise of the right to vote or the cancellation thereof;

-	creating authorized or conditional share capital;

-	increasing the share capital out of equity, against contributions in kind or for the purpose of acquiring specific assets and granting specific benefits;

-	limiting or withdrawing shareholder's pre-emptive rights;

-	relocating our registered office;

-	converting registered shares into bearer shares and vice versa;

-	our dissolution or liquidation; and

-	transactions among corporations based on Switzerland's Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets of 2003, as amended (the "Swiss Merger Act") including a merger, demerger or conversion of a corporation.

In accordance with Swiss law and generally accepted business practices, our Articles do not provide attendance quorum requirements generally applicable to general meetings of shareholders.

Both categories of Shares confer equal entitlement to dividends and liquidation rights relative to the nominal value of the Class A Shares and the Class B Shares, respectively.

Only holders of Shares (including nominees) that are recorded in the share register as of the record date communicated in the invitation to the General Meeting are entitled to vote at a General Meeting.

Any acquirer of Shares who is not registered in the share register as a shareholder with voting rights may not vote at or participate in any General Meeting, but will still be entitled to dividends and other rights with financial value with respect to such Shares.

Each holder of Class A Shares has entered into an agreement (each such agreement a "Shareholder Agreement") with WISeKey, pursuant to which such holder of Class A Shares has given the undertaking vis-à-vis WISeKey not to (i) directly or indirectly offer, sell, transfer or grant any option or contract to purchase, purchase any option or contract to sell, grant instruction rights with respect to or otherwise dispose of, or (ii) solicit any offers to purchase, otherwise acquire or be entitled to, any of his/her/its Class A Shares or any right associated therewith (collectively a "Transfer"), except if such Transfer constitutes a "Permitted Transfer", as defined hereafter. A Permitted Transfer is defined as a Transfer by a holder of Class A Share to his/her spouse or immediate family member (or a trust related to such immediate family member) or a third party for reasonable estate planning purposes, the transfer to an affiliate and any transfer following conversion of his/her/its Class A Shares into Class B Shares. Each holder of a Class A Share has the right to request that, at WISeKey's annual General Meeting, an item be included on the agenda according to which Class A Shares are, at the discretion of each holder of Class A Shares, converted into Class B Shares.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Note 30.	Accumulated other comprehensive income

USD'000
Accumulated other comprehensive income as at December 31, 2020		6,940
Total net foreign currency translation adjustments	(1,720)
Total change in unrealized gains related to available-for-sale debt securities	1,965
Total defined benefit pension adjustment	1,572
Total reclassification adjustments	(7,350)
Total other comprehensive income/(loss), net		(5,533)
Accumulated other comprehensive income as at December 31, 2021		1,407
Total net foreign currency translation adjustments	(470)
Total defined benefit pension adjustment	2,934
Total reclassification adjustments under ASC 830-30-40-1	2,402
Total other reclassification adjustments	(338)
Total other comprehensive income/(loss), net		4,528
Accumulated other comprehensive income as at December 31, 2022		5,935

There is no income tax expense or benefit allocated to other comprehensive income.

Note 31.	Revenue

Nature of goods and services

The following is a description of the principal activities – separated by reportable segment – from which the Group generates its revenue. For more detailed information about reportable segments, see Note 37 - Segment information and geographic data.

-	IoT Segment

The IoT segment of the Group principally generates revenue from the sale of semiconductors secure chips. Although they may be sold in connection with other services of the Group, they always represent distinct performance obligations.

The Group recognizes revenue when a customer takes possession of the chips, which usually occurs when the goods are delivered. Customers typically pay once goods are delivered.

-	mPKI Segment

The mPKI Segment of the Group generates revenues from Digital Certificates, Software as a Service, Software license and Post-Contract Customer Support (PCS) for cybersecurity applications. Products and services are sold principally separately but may also be sold in bundled packages.

For bundled packages, the Group accounts for individual products and services separately if they are distinct – i.e. if a product or service is separately identified from other items in the bundled package and if a customer can benefit from it. The consideration is allocated between separate products and services in a bundle based on their stand-alone selling prices. The stand-alone selling prices are determined based on the list prices when available or estimated based on the Adjusted Market Assessment approach (e.g. licenses), or the Expected Cost-Plus Margin approach (e.g., PCS).

Product and services	Nature, timing of satisfaction of performance obligations and significant payment terms
Certificates	The Group recognizes revenue on a straight-line basis over the validity period of the certificate, which is usually one to three years. This period starts after the certificate has been issued by the Certificate Authority and may be used by the customer for authentication and signature, by checking the certificate validity against the Root of Trust which is maintained by the Group on its IT infrastructure. Customers pay for certificates when certificates are issued and invoiced. The excess of payments over recognized revenue is shown as deferred revenue.
SaaS	The Group’s SaaS arrangement cover the provision of cloud-based certificate life-cycle-management solutions and signing and authentication solutions. The Group recognizes revenue on a straight-line basis over the service period which is usually yearly renewable. Customers usually pay ahead of quarterly or yearly service periods; the paid amounts which have not yet been recognized are shown as deferred revenue.
Software	The Group provides software for certificates life-cycle management and signing and authentication solutions. The Group recognizes license revenue when the software has been delivered and PCS revenue over the service period which is usually one-year renewable. Customers pay upon delivery of the software or over the PCS.
Implementation, integration and other services

The Group provides services to implement and integrate multi-element cybersecurity solutions. Most of the time the solution elements are off-the-shelve non-customized components which represent distinct performance obligations. Implementation and integration services are payable when rendered, while other revenue elements are payable and recognized as per their specific description in this section.

WISeKey also provides hosting and monitoring of infrastructure services which are distinct performance obligations and are paid and recognized over the service period.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Disaggregation of revenue

The following table shows the Group’s revenues disaggregated by reportable segment and by product or service type:

Disaggregation of revenue	Typical payment	At one point in time			Over time			Total
USD'000		2022	2021	2020	2022	2021	2020	2022	2021	2020
IoT Segment
Secure chips	Upon delivery	23,198	16,867	14,317	-	-	-	23,198	16,867	14,317
Total IoT segment revenue		23,198	16,867	14,317	-	-	-	23,198	16,867	14,317
mPKI Segment
Certificates	Upon issuance	-	-	-	111	153	175	111	153	175
Licenses and integration	Upon delivery	107	607	287	149	-	-	256	607	287
SaaS, PCS and hosting	Quarterly or yearly	-	-	-	249	19	-	249	19	-
Total mPKI segment revenue		107	607	287	509	172	175	616	779	462
Total Revenue from continuing operations		23,305	17,474	14,604	509	172	175	23,814	17,646	14,779

For the years ended December 31, 2022, 2021, and 2020 the Group recorded no revenues related to performance obligations satisfied in prior periods.

The following table shows the Group’s revenues disaggregated by geography, based on our customers’ billing addresses:

Net sales by region	12 months ended December 31,
USD'000	2022	2021	2020
IoT Segment
Switzerland	751	406	278
Rest of EMEA	6,026	3,721	4,228
North America	13,609	10,631	8,217
Asia Pacific	2,745	2,062	1,526
Latin America	67	47	68
Total IoT segment revenue	23,198	16,867	14,317
mPKI Segment
Switzerland	253	596	314
Rest of EMEA	234	98	93
North America	68	58	43
Asia Pacific	-	-	-
Latin America	61	27	12
Total mPKI segment revenue	616	779	462
Total Net sales from continuing operations	23,814	17,646	14,779
*EMEA means Europe, Middle East and Africa

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Contract assets, deferred revenue and contract liability

Our contract assets, deferred revenue and contract liability consist of:

	As at December 31,	As at December 31,
USD'000	2022	2021
Trade accounts receivables
Trade accounts receivable - IoT segment	2,269	2,655
Trade accounts receivable - mPKI segment	194	165
Total trade accounts receivables	2,463	2,820
Contract assets	-	-
Total contract assets	-	-
Contract liabilities - current	105	128
Contract liabilities - noncurrent	8	57
Total contract liabilities	113	185
Deferred revenue
Deferred revenue - mPKI segment	197	192
Deferred revenue - IoT segment	-	-
Total deferred revenue	197	192
Revenue from continuing operations recognized in the period from amounts included in the
deferred revenue at the beginning of the year	209	290

Increases or decreases in trade accounts receivable, contract assets, deferred revenue and contract liability were primarily due to normal timing differences between our performance and customer payments.

Remaining performance obligations

As of December 31, 2022, approximately USD 310,000 is expected to be recognized from remaining performance obligations for mPKI and IoT contracts. We expect to recognize revenue for these remaining performance obligations during the next two years approximately as follows:

Estimated revenue from remaining performance obligations
as at December 31, 2022 (USD'000)		Total
	2023	279
	2024	31
Total remaining performance obligation
from continuing operations		310

Note 32.	Other operating income

	12 months ended December 31,
USD'000	2022	2021	2020
Accounts payable write-off	1,899	-	-
Other operating income from related parties	66	71	43
Other operating income - other	108	112	-
Total other operating income from continuing operations	2,073	183	43

The accounts payable write-off relates to a liability recorded in 2013 by WISeKey Semiconductors SAS which the creditor in insolvency can no longer claim.

In the year 2022, other operating income from related parties was made up of the amounts invoiced by WISeKey to the OISTE Foundation for the use of its premises and equipment (see Note 40).

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Note 33.	Stock-based compensation

Employee stock option plans

The Stock Option Plan (“ESOP 1”) was approved on December 31, 2007 by the stockholders of WISeKey SA, representing 2,632,500 options convertible into WISeKey SA shares with an exercise price of CHF 0.01 per share.

The Stock Option Plan (“ESOP 2”) was approved on December 31, 2011 by the stockholders of WISeKey SA, representing 16,698,300 options convertible into WISeKey SA shares with an exercise price of CHF 0.01 per share.

At March 22, 2016 as part of the reverse acquisition transaction, both ESOP plans in existence in WISeKey SA were transferred to WISeKey International Holding Ltd at the same terms, with the share exchange term of 5:1 into WIHN Class B Shares.

Grants

In the 12 months to December 31, 2020, the Group granted a total of 467,617 options exercisable in WIHN Class B Shares. Each option is exercisable into one WIHN Class B Share.

The options granted consisted of:

-	279,017 options with immediate vesting granted to employees and Board members, none of which had been exercised as of December 31, 2020;

-	5,381 options with immediate vesting granted to employees and Board members, all of which had been exercised as of December 31, 2020;

-	16,667 options vesting on November 10, 2021 granted to employees;

-	16,666 options vesting on November 10, 2022 granted to employees;

-	33,334 options vesting on June 30, 2021 granted to employees;

-	33,333 options vesting on June 30, 2022 granted to employees;

-	33,333 options vesting on June 30, 2023 granted to employees;

-	16,323 options with immediate vesting granted in exchange for WISeKey SA shares, all of which had been exercised as of December 31, 2020; and

-	33,563 options with immediate vesting granted to external advisors and which had not been exercised as of December 31, 2020.

The options granted were valued at grant date using the Black-Scholes model.

In the 12 months to December 31, 2021, the Group granted a total of 2,029,821 options exercisable in WIHN Class B Shares. Each option is exercisable into one WIHN Class B Share.

The options exercisable in WIHN Class B Shares granted consisted of:

-	1,883,544 options with immediate vesting granted to employees and Board members, none of which had been exercised as of December 31, 2021;

-	16,714 options with immediate vesting granted to employees and Board members, all of which had been exercised as of December 31, 2021;

-	33,000 options vesting on May 1, 2022 granted to employees;

-	33,000 options vesting on May 1, 2023 granted to employees;

-	34,000 options vesting on May 1, 2024 granted to employees;

-	23,042 options with immediate vesting granted to external advisors and which had not been exercised as of December 31, 2021;

-	6,521 options with immediate vesting granted to external advisors, all of which had been exercised as of December 31, 2021.

In the 12 months to December 31, 2021, the Group also granted a total of 9,818,000 options exercisable in WIHN Class A Shares with immediate vesting to employees and Board members, none of which had been exercised as of December 31, 2021. Each option is exercisable into one Class A Share.

In the 12 months to December 31, 2022, the Group granted a total of 4,054,980 options exercisable in WIHN Class B Shares. Each option is exercisable into one WIHN Class B Share.

The options granted consisted of:

-	3,864,188 options with immediate vesting granted to employees and Board members, none of which had been exercised as of December 31, 2022;

-	164,271 options with immediate vesting granted to Board members, all of which had been exercised as of December 31, 2022;

-	6,600 options vesting on July 1, 2023 granted to employees;

-	6,600 options vesting on July 1, 2024 granted to employees;

-	6,800 options vesting on July 1, 2025 granted to employees;

-	6,521 options with immediate vesting granted to external advisors and which had not been exercised as of December 31, 2022;

The options granted were valued at grant date using the Black-Scholes model.

There was no grant of options on WIHN Class A Shares in the year ended December 31, 2022.

Stock option charge to the income statement

The Group calculates the fair value of options granted by applying the Black-Scholes option pricing model, using the market price of a WIHN Class B Share. Expected volatility is based on historical volatility of WIHN Class B Shares.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

In the year ended December 31, 2022, a total charge of USD 744,431 was recognized in the consolidated income statement calculated by applying the Black-Scholes model at grant, in relation to options:

-	USD 743,740 for options granted to employees and Board members; and

-	USD 691 for options granted to nonemployees.

The following assumptions were used to calculate the compensation expense and the calculated fair value of stock options granted:

Assumption	December 31, 2022	December 31, 2021	December 31, 2020
Dividend yield	None	None	None
Risk-free interest rate used (average)	1.00%	1.00%	1.00%
Expected market price volatility	69.58 - 87.74%	61.33 - 99.64%	37.61% - 65.38%
Average remaining expected life of stock options on WIHN Class B Shares (years)	4.25	4.31	3.43
Average remaining expected life of stock options on WIHN Class A Shares (years)	2.40	3.40	n/a

Unvested options to employees as at December 31, 2022 were recognized prorata temporis over the service period (grant date to vesting date).

The following table illustrates the development of the Group’s non-vested options for the years ended December 31, 2022 and 2021.

	Options on WIHN Class B Shares		Options on WIHN Class A Shares

		Weighted-average		Weighted-average
	Number of shares	grant date fair value	Number of shares	grant date fair value
Non-vested options	under options	(USD)	under options	(USD)
Non-vested options as at December 31, 2020	133,333	1.20	-	-
Granted	2,029,821	0.95	9,818,000	0.19
Vested	(1,946,488)	0.98	(9,818,000)	0.19
Non-vested forfeited or cancelled	(100,000)	1.05	-	-
Non-vested options as at December 31, 2021	116,666	1.28	-	0.19
Granted	4,054,980	0.17	-	-
Vested	(4,084,646)	0.18	-	-
Non-vested forfeited or cancelled	-	-	-	-
Non-vested options as at December 31, 2022	87,000	0.75	-	-

As at December 31, 2022, there was a USD 30,226 unrecognized compensation expense related to non-vested stock option-based compensation arrangements. Non-vested stock options outstanding as at December 31, 2022 were accounted for using the graded-vesting method, as permitted under ASC 718-10-35-8, and we therefore recognized compensation costs calculated using the Black-Scholes model and the market price of WIHN Class B Shares at grant date, over the requisite service period.

The following tables summarize the Group’s stock option activity for the years ended December 31, 2022 and 2021.

			Weighted average
	WIHN Class B	Weighted-average	remaining	Aggregate intrinsic
	Shares under	exercise price	contractual term	value
Options on WIHN Class B Shares	options	(USD)	(in years)	(USD)
Outstanding as at December 31, 2020	2,096,330	1.48	4.44	554,377
Of which vested	1,962,997	1.57	4.31	329,716
Of which non-vested	133,333	-	-	-
Granted	2,029,821	0.15	-	-
Exercised or converted	(78,944)	0.05	-	61,125
Forfeited or cancelled	(112,000)	0.05	-	-
Expired	(123,563)	4.79	-	-
Outstanding as at December 31, 2021	3,811,644	0.71	5.28	2,468,898
Of which vested	3,694,978	0.69	5.25	2,455,994
Of which non-vested	116,666	-	-	-
Granted	4,054,980	0.05	-	-
Exercised or converted	(312,828)	0.05	-	39,661
Forfeited or cancelled	-	-	-	-
Expired	(522,042)	4.36	-	-
Outstanding as at December 31, 2022	7,031,754	0.06	6.10	887,345
Of which vested	6,944,754	0.06	6.11	878,378
Of which non-vested	87,000	-	-	-

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

			Weighted average
	WIHN Class A	Weighted-average	remaining	Aggregate intrinsic
	Shares under	exercise price	contractual term	value
Options on WIHN Class A Shares	options	(USD)	(in years)	(USD)
Outstanding as at December 31, 2020	-	-	-	-
Granted	9,818,000	0.01	-	-
Outstanding as at December 31, 2021	9,818,000	0.01	6.90	1,520,393
Of which vested	9,818,000	0.01	6.90	1,520,393
Granted	-	-	-	-
Outstanding as at December 31, 2022	9,818,000	0.01	5.90	248,950
Of which vested	9,818,000	0.01	5.90	248,950

Summary of stock-based compensation expenses

Stock-based compensation expenses from continuing operations	12 months ended December 31,
USD’000	2022	2021	2020
In relation to Employee Stock Option Plans (ESOP)	743	3,761	363
In relation to non-ESOP Option Agreements	1	22	30
Total	744	3,783	393

Stock-based compensation expenses are recorded under the following expense categories in the income statement.

Stock-based compensation expenses from continuing operations	12 months ended December 31,
USD’000	2022	2021	2020
Research & development expenses	177	485	6
Selling & marketing expenses	280	820	209
General & administrative expenses	287	2,478	178
Total	744	3,783	393

Note 34.	Non-operating income

Non-operating income consisted of the following:

	12 months ended December 31,
USD'000	2022	2021	2020
Foreign exchange gain	3,813	2,379	839
Financial income	9	-	8
Interest income	5	9	16
Other	110	121	264
Total non-operating income from continuing operations	3,937	2,509	1,127

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Note 35.	Non-operating expenses

Non-operating expenses consisted of the following:

	12 months ended December 31,
USD'000	2022	2021	2020
Foreign exchange losses	3,618	2,146	2,195
Financial charges	56	158	104
Interest expense	565	893	685
Other components of defined benefit plans, net	14	(78)	248
Impairment of equity securities at cost	-	-	7,000
Accounts receivable write-off	1,282	-	-
Other	16	307	847
Total non-operating expenses from continuing operations	5,551	3,426	11,079

The accounts receivable write-off relates to a debt that WISeKey paid on behalf of arago GmbH in 2022. In line with the recoverability assessment performed on the purchase price of arago (see Note 14), management believes that there is a significant risk around this receivable from arago and has recorded a credit loss in the full amount of the debt.

Note 36.	Income taxes

The components of income before income taxes are as follows:

Income / (Loss)	12 months ended December 31,
USD'000	2022	2021	2020
Switzerland	16,314	(14,756)	(22,277)
Foreign	(3,269)	(8,703)	(6,621)
Income/(loss) before income tax from continuing operations	(13,045)	(23,459)	(28,898)

Income taxes relating to the Group are broken down as follows:

Income taxes	12 months ended December 31,
USD'000	2022	2021	2020
Switzerland	-	-	-
Foreign	3,238	(13)	(9)
Income tax income / (expense) from continuing operations	3,238	(13)	(9)

The difference between the income tax recovery (expense) at the Swiss statutory rate compared to the Group’s income tax recovery (expense) as reported is reconciled below:

	12 months ended December 31,
USD'000	2022	2021	2020
Net income/(loss) from continuing operations before income tax	(13,045)	(23,459)	(28,898)
Statutory tax rate	14%	14%	14%
Expected income tax (expense)/recovery	1,825	3,282	4,043
Change in valuation allowance	(3,129)	(2,849)	(631)
Change in tax loss carryforwards	5,760	(341)	(3,411)
Add back loss carryforwards used for the debt remission by WISeKey Semiconductors SAS	1,342	-	-
Permanent Difference	(2,560)	(105)	(10)
Income tax (expense) / recovery from continuing operations	3,238	(13)	(9)

The Group assesses the recoverability of its deferred tax assets and, to the extent recoverability does not satisfy the “more likely than not” recognition criterion under ASC 740, records a valuation allowance against its deferred tax assets. The Group considered its recent operating results and anticipated future taxable income in assessing the need for its valuation allowance.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

The Group’s deferred tax assets and liabilities consist of the following:

Deferred income tax assets/(liabilities)	As at December 31,	As at December 31,
USD'000	2022	2021
Switzerland	-	-
Foreign	3,295	1
Deferred income tax assets/(liabilities)	3,295	1

Deferred tax assets and liabilities	As at December 31,	As at December 31,
USD'000	2022	2021
Stock-based compensation	-	92
Defined benefit accrual	161	748
Tax loss carry-forwards	20,759	14,999
Add back loss carryforwards used for the debt remission by WISeKey Semiconductors SAS	1,342	-
Valuation allowance	(18,967)	(15,838)
Deferred tax assets / (liabilities)	3,295	1

As of December 31, 2022, the Group’s operating cumulated loss carry-forwards of all jurisdictions for its continuing operations are as follows:

Operating loss-carryforward as of December 31, 2022

USD'000	USA	Switzerland	Spain	France	UK	India	Vietnam	Saudi Arabia	Gibraltar	Total
2023	-	9,710	197	14,396	28	-	-	24	4	24,359
2024	-	5,594	1,144	-	2	-	-	39	-	6,779
2025	-	10,248	1,173	-	1	78	-	-	-	11,500
2026	-	6,048	-	-	1	312	-	-	-	6,361
2027	-	20,921	-	-	2	240	3	-	-	21,166
2028	-	25,803	-	-	1	146	-	-	-	25,950
2029	-	51,751	-	-	-	72	-	-	-	51,823
2030	-	-	-	-	-	54	-	-	-	54
2031	-	-	22	-	-	29	-	-	-	51
2032	21	-	22	-	-	-	-	-	-	43
2033	-	-	66	-	-	-	-	-	-	66
2034	-	-	76	-	-	-	-	-	-	76
2035	247	-	86	-	-	-	-	-	-	333
2036	-	-	176	-	-	-	-	-	-	176
2037	159	-	98	-	-	-	-	-	-	257
2038	-	-	155	-	-	-	-	-	-	155
2039	220	-	165	-	-	-	-	-	-	385
2040	90	-	-	-	-	-	-	-	-	90
2041	-	-	-	-	-	-	-	-	-	-
2042	45	-	-	-	-	-	-	-	-	45
Total operating loss carry-forwards / Year of expiration if applicable to jurisdiction
	782	130,075	3,380	14,396	35	931	3	63	4	149,669

The following tax years remain subject to examination:

Significant jurisdictions	Open years
Switzerland	2017 - 2022
USA	2021 - 2022
France	2020 - 2022
Spain	2018 - 2022
Japan	2022
Taiwan	2022
India	2022
Germany	2021 - 2022
UK	2017 - 2022
Arabia	2022
Vietnam	2022
Gibraltar	2022

As at December 31, 2022, WISeKey Semiconductors SAS had recorded a USD 39,901 tax provision following a tax audit started in 2018 in relation to prior years. Although the final conclusions have not yet been communicated formally, management believes that it is more probable than not that the entity will have to pay additional taxes and has calculated the provision based on preliminary discussions with the tax authorities.

The Group has no unrecognized tax benefits.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Note 37.	Segment information and geographic data

The Group has two segments: Internet of Things (“IoT”, previously referred to as “Semiconductors”), and managed Public Key Infrastructure (“mPKI”, previously referred to as “Others”). The Group’s chief operating decision maker, who is its Chief Executive Officer, reviews financial performance according to these two segments (three in prior period, with the AI segment) for purposes of allocating resources and assessing budgets and performance.

The IoT segment encompasses the design, manufacturing, sales and distribution of microprocessors operations.

The mPKI segment includes all operations relating to the provision of secured access keys, authentication, signing software, certificates and digital security applications.

12 months to December 31,	2022			2021			2020
USD'000	IoT	mPKI	Total	IoT	mPKI	Total	IoT	mPKI	Total
Revenues from external customers	23,198	616	23,814	16,867	779	17,646	14,317	462	14,779
Intersegment revenues	-	1,931	1,931	128	2,506	2,634	-	6,786	6,786
Interest revenue	10	5	15	1	54	55	8	59	67
Interest expense	4	572	576	30	976	1,006	12	707	718
Depreciation and amortization	408	104	512	470	94	564	1,501	91	1,592
Segment income /(loss) before income taxes	4,589	(17,542)	(12,953)	(1,302)	(22,032)	(23,334)	(2,038)	(26,537)	(28,575)
Profit / (loss) from intersegment sales	-	92	92	6	119	125	-	323	323
Income tax recovery /(expense)	3,251	(12)	3,238	-	(13)	(13)	-	(9)	(9)
Other significant non cash items
Share-based compensation expense	-	744	744	-	3,783	3,783	-	393	393
Gain on derivative liability	-	-	-	-	-	-	-	44	44
Interest and amortization of debt discount and expense	-	168	168	-	1,057	1,057	-	458	458
Segment assets	29,145	53,713	82,858	11,377	89,410	100,787	11,031	40,327	51,358

Revenue and Loss reconciliations	12 months ended December 31,
USD'000	2022	2021	2020
Revenue reconciliation
Total revenue for reportable segment	25,745	20,280	21,565
Elimination of intersegment revenue	(1,931)	(2,634)	(6,786)
Total consolidated revenue	23,814	17,646	14,779

Loss reconciliation
Total profit / (loss) from reportable segments	(12,953)	(23,334)	(28,575)
Elimination of intersegment profits	(92)	(125)	(323)
Loss before income taxes	(13,045)	(23,459)	(28,898)

Asset reconciliation	As at December 31,
USD'000	2022	2021
Total assets from reportable segments	82,858	100,787
Elimination of intersegment receivables	(6,112)	(10,253)
Elimination of intersegment investment and goodwill	(27,250)	(34,809)
Total assets held for sale from discontinued operations	-	33,080
Consolidated total assets	49,496	88,805

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Revenue and property, plant and equipment by geography

The following tables summarize geographic information for net sales based on the billing address of the customer, and for property, plant and equipment.

Net sales by region	12 months ended December 31,
USD'000	2022	2021	2020
Switzerland	1,004	1,002	592
Rest of EMEA*	6,260	3,819	4,321
North America	13,677	10,689	8,260
Asia Pacific	2,745	2,062	1,526
Latin America	128	74	80
Total net sales from continuing operations	23,814	17,646	14,779
* EMEA means Europe, Middle East and Africa

Property, plant and equipment, net of depreciation, by region	As at December 31,	As at December 31,
USD'000	2022	2021
Switzerland	231	85
Rest of EMEA*	608	481
North America	1	1
Asia Pacific	2	6
Total Property, plant and equipment, net of depreciation	842	573

* EMEA means Europe, Middle East and Africa

Note 38.	Earnings/(Loss) per share

The computation of basic and diluted net earnings/(loss) per share for the Group is as follows:

	12 months ended December 31,
Gain / (loss) per share	2022	2021	2020
Net gain / (loss) attributable to WISeKey International Holding AG (USD'000)	(27,475)	(20,340)	(28,659)
Effect of potentially dilutive instruments on net gain (USD'000)	n/a	n/a	n/a
Net income / (loss) attributable to WISeKey International Holding AG after effect of potentially dilutive
instruments (USD'000)	n/a	n/a	n/a
Shares used in net gain / (loss) per share computation:
Weighted average shares outstanding - basic	112,402,975	71,642,457	42,785,300
Effect of potentially dilutive equivalent shares	n/a	n/a	n/a
Weighted average shares outstanding - diluted	112,402,975	n/a	n/a
Net gain / (loss) per share
Basic weighted average loss per share attributable to WIHN (USD)	(0.24)	(0.28)	(0.67)
Diluted weighted average loss per share attributable to WIHN (USD)	(0.24)	(0.28)	(0.67)

For purposes of the diluted net loss per share calculation, stock options, convertible instruments and warrants are considered potentially dilutive securities and are excluded from the calculation of diluted net loss per share, because their effect would be anti-dilutive. Therefore, basic and diluted net loss per share was the same for the year ended December 31, 2022 due to the Group’s net loss position.

The following table shows the number of stock equivalents that were excluded from the computation of diluted earnings per share because the effect would have been anti-dilutive.

Dilutive vehicles with anti-dilutive effect	2022	2021	2020
Total stock options	6,762,559	3,171,936	1,333,434
Total convertible instruments	8,686,533	14,754,955	20,369,716
Total number of shares from dilutive vehicles with anti-dilutive effect	15,449,092	17,926,891	21,703,150

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Note 39.	Legal proceedings

We are currently not party to any legal proceedings and claims that is not provided for in our financial statements.

Note 40.	Related parties disclosure

Subsidiaries

The consolidated financial statements of the Group include the entities listed in the following table:

					% ownership	% ownership
Group Company Name	Country of	Year of	Share Capital		as at December 31,	as at December 31,	Nature of business
	incorporation	incorporation			2022	2021
WISeKey SA	Switzerland	1999	CHF	933,436	95.75%	95.75%	Main operating company. Sales and R&D services
WISeKey Semiconductors SAS	France	2010	EUR	1,298,162	100.0%	100.0%	Chip manufacturing, sales & distribution
WiseTrust SA	Switzerland	1999	CHF	680,000	100.0%	100.0%	Non-operating investment company
WISeKey ELA SL	Spain	2006	EUR	4,000,000	100.0%	100.0%	Sales & support
WISeKey SAARC Ltd	U.K.	2016	GBP	100,000	51.0%	51.0%	Non trading
WISeKey USA Inc[1]	U.S.A	2006	USD	6,500	100%*	100%*	Sales & support
WISeKey India Private Ltd[2]	India	2016	INR	1,000,000	45.9%	45.9%	Sales & support
WISeKey IoT Japan KK	Japan	2017	JPY	1,000,000	100.0%	100.0%	Sales & distribution
WISeKey IoT Taiwan	Taiwan	2017	TWD	100,000	100.0%	100.0%	Sales & distribution
WISeCoin AG	Switzerland	2018	CHF	100,000	90.0%	90.0%	Sales & distribution
WISeKey Equities AG	Switzerland	2018	CHF	100,000	100.0%	100.0%	Financing, Sales & distribution
WISeKey Semiconductors GmbH	Germany	2019	EUR	25,000	100.0%	100.0%	Sales & distribution
WISeKey Arabia - Information Technology Ltd	Saudi Arabia	2019	SAR	200,000.00	51.0%	51.0%	Sales & distribution
WISe.Art AG3	Switzerland	2020	CHF	100,000	100.0%	100.0%	Sales & distribution
WISeKey Vietnam Ltd	Vietnam	2021	VND	689,400,000	95.75%	95.75%	R&D
SEALSQ Corp.	British Virgin Islands	2022	USD	100	100.0%	n/a	Sales & support
WISeKey (Gibraltar) Limited	Gibraltar	2022	GBP	100	100.0%	n/a	Sales & support
Trust Protocol Association	Switzerland	2019	CHF	-	100.0%	100.0%	Association cofounded by WISeKey Equities AG involved in Internet security

[1] 50% owned by WISeKey SA and 50% owned by WiseTrust SA
[2] 88% owned by WISeKey SAARC which is controlled by WISeKey International Holding AG
[3] Formerly TrusteCoin AG, formerly WiseAI AG, 100% owned by WISeKey International Holding AG from August 27, 2021
[4] Formerly SEAL (BVI) Corp.

Related party transactions and balances

	Receivables as at		Payables as at		Net expenses to			Net income from
Related Parties	December 31,	December 31,	December 31,	December 31,	in the year ended December 31,			in the year ended December 31,
(in USD'000)	2022	2021	2022	2021	2022	2021	2020	2022	2021	2020
1 Carlos Moreira	-	-	353	2,802	-	-	-	-	-	-
2 Philippe Doubre	-	-	-	-	63	179	86	-	-	-
3 David Fergusson	-	-	-	-	68	78	119	-	-	-
4 Eric Pellaton	-	-	-	-	87	92	42	-	-	-
5 Jean-Philippe Ladisa	-	-	-	-	53	68	61	-	-	-
6 Maria Pia Aqueveque Jabbaz	-	-	-	-	34	2	1	-	-	-
7 Cristina Dolan	-	-	-	-	67	-	1	-	-	-
8 Hans-Christian Boos	-	-	-	2,395	158	125	-	-	-	-
9 Juan Hernández Zayas	-	-	-	-	-	-	52	-	-	-
10 Nicolas Ramseier	-	-	-	-	1	-	-	-	-	-
11 Philippe Gerwill	-	-	-	-	-	10	-	-	-	-
12 Geoffrey Lipman	-	-	-	-	-	8	-	-	-	-
13 Don Tapscott	-	-	-	-	-	-	8	-	-	-
14 OISTE	171	129	70	189	252	350	374	157	71	32
15 Terra Ventures Inc	-	-	30	33	-	-	-	-	-	-
16 GSP Holdings Ltd	-	-	13	17	-	-	-	-	-	-
17 SAI LLC (SBT Ventures)	-	-	30	34	-	-	-	-	-	-
18 Related parties of Carlos Moreira	-	-	-	-	200	224	223	-	-	-
Total	171	129	496	5,470	983	1,136	968	157	71	32

1. Carlos Moreira is the Chairman of the Board and CEO of WISeKey. A short-term payable in an amount of CHF 326,014.70 (USD 352,670) to Carlos Moreira was outstanding as at December 31, 2022, made up of accrued bonuses.

2. Philippe Doubre is a former Board member of the Group, and former member of the Group’s nomination & compensation committee, as well as a shareholder. The expenses recorded in the income statement in the year to December 31, 2022 relate to his Board fee and compensation for additional services to WISeKey during the year.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

3. David Fergusson is a Board member of the Group, and member of the Group’s audit committee and nomination & compensation committee, as well as a shareholder. The expenses recorded in the income statement in the year to December 31, 2022 relate to his Board fee.

4. Eric Pellaton is a Board member of the Group, and member of the Group’s nomination & compensation committee, as well as a shareholder. The expenses recorded in the income statement in the year to December 31, 2022 relate to his Board fee.

5. Jean-Philippe Ladisa is a Board member of the Group, and member of the Group’s audit committee. The expenses recorded in the income statement in the year to December 31, 2022 relate to his Board fee.

6. Maria Pia Aqueveque Jabbaz is a Board member of the Group and former member of the Group’s advisory committee. The expenses recorded in the income statement in the year to December 31, 2022 relate to her Board fee.

7. Cristina Dolan is a Board member of the Group, and member of the Group’s audit committee and nomination & compensation committee. The expenses recorded in the income statement in the year to December 31, 2022 relate to her Board fee.

8. Hans-Christian Boos is the managing director of arago GmbH and, until WISeKey divested it, the former minority shareholder of arago GmbH through two personal companies, Aquilon Invest GmbH and OGARA GmbH. A shareholder of OGARA GmbH, the company that purchased WISeKey’s minority interest in arago, he was one of the beneficial owners benefitting from the purchase of WISeKey’s 51% controlling interest in arago. Mr. Boos is also a former Board member of the Group.

One of his wholly-owned personal companies, Aquilon Invest GmbH entered into a loan agreement with arago GmbH for an amount of EUR 1,918,047 prior to the acquisition of arago by WISeKey. The loan bears interest at a rate of 6% per annum. As at December 31, 2021, the balance of the loan and accrued interests due by arago GmbH to Hans-Christian Boos as ultimate beneficiary was EUR 2,105,407 (USD 2,395,219). In the period ended June 24, 2022, a repayment of EUR 158,137 was made under the loan, and an interest charge of EUR 63,162 (USD 69,109) was recorded in the consolidated income statement of WISeKey.

The “Put Option” granted to Aquilon Invest GmbH and OGARA GmbH in 2020 for the remaining 49% share capital of arago in exchange for 12,327,506 WIHN Class B Shares was terminated with the divestiture of arago on June 24, 2022.

9. Juan Hernandez-Zayas is a former Board member of the Group.

10. Nicolas Ramseier is a member of the Group’s advisory committee. The expenses recorded in the income statement in the year to December 31, 2022, relate to his advisory committee fee.

11. Philipp Gerwill is a former member of the Group’s advisory committee.

12. Geoffrey Lipman is a former member of the Group’s advisory committee.

13. Don Tapscott is a former member of the Group’s advisory committee, and cofounder of The Tapscott Group Inc. The Blockchain Research Institute (the “BRI”) is a division of The Tapscott Group Inc. On December 20, 2018 WISeKey and the BRI entered into an agreement to establish BlockChain Centers of Excellence and promote BlockChain technology worldwide.

14. The Organisation Internationale pour la Sécurité des Transactions Electroniques (“OISTE”) is a Swiss non-profit making foundation that owns a cryptographic rootkey. In 2001 WISeKey SA entered into a contract with OISTE to operate and maintain the global trust infrastructures of OISTE. In line with the contract, WISeKey pays a regular fee to OISTE for the use of its cryptographic rootkey. Two members of the Board of Directors of WISeKey are also members of the Counsel of the Foundation which gives rise to the related party situation.

OISTE is also the minority shareholder in WISeCoin AG with a 10% ownership.

The receivable from OISTE as at December 31, 2022 and income recorded in the income statement in the year to December 31, 2022 relate to the facilities and personnel hosted by WISeKey SA and WISeKey International Holding AG on behalf of OISTE. In the year 2022, WISeKey SA invoiced OISTE CHF 51,066 (USD 53,529), and WISeKey International Holding AG invoiced OISTE CHF 98’994 (USD 103,768).

The payable to OISTE as at December 31, 2022 and expenses relating to OISTE recognized in 2022 are made up of license and royalty fees for the year 2022 under the contract agreement with WISeKey SA.

15. Terra Ventures Inc has a 49% shareholding in WISeKey SAARC Ltd. Terra Ventures granted a GBP 24,507 loan to WISeKey SAARC Ltd on January 24, 2017. The loan is non-interest bearing and has no set repayment date.

16. GSP Holdings Ltd is a former shareholder in WISeKey SAARC Ltd. GSP Holdings Ltd granted a GBP 12,500 loan to WISeKey SAARC Ltd on February 2, 2017. The loan is non-interest bearing and has no set repayment date.

17. SAI LLC, doing business as SBT Ventures, is a former shareholder in WISeKey SAARC Ltd. SAI LLC granted a GBP 25,000 loan to WISeKey SAARC Ltd on January 25, 2017. The loan is non-interest bearing and has no set repayment date.

18. Two immediate family members of Carlos Moreira are employed by WISeKey SA. In line with ASC 850-10-50-5, transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis. The aggregate employment remuneration of these two immediate family members amounted to CHF 191,214 (USD 200,434) recorded in the income statement in 2022.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Note 41.	Subsequent events

Loan Agreements with UBS SA

On January 19, 2023, WISeKey International Holding Ltd repaid CHF 185,800 as full and final settlement of the Covid loan it had contracted with UBS SA.

Anson Facility

On January 24, 2023, WISeKey and Anson entered into the Anson Second Amendment, pursuant to which WISeKey has the right to request Anson to subscribe for eleven Anson Additional Accelerated Tranches for a total aggregate amount of up to USD 5.5 million, at the date and time determined by WISeKey during the commitment period, subject to certain conditions. The total aggregate amount of the Anson facility remains USD 22 million. The terms and conditions of the Anson Additional Accelerated Tranches issued under the Anson Second Amendment remain the same as the terms and conditions of the Anson Facility except for the conversion price which is that set under the Anson First Amendment.

After December 31, 2022, WISeKey made two subscriptions under the Anson Second Amendment for an aggregate amount of USD 1.5 million.

After December 31, 2022, Anson issued two conversion notices in an amount of USD 500,000 in exchange for the delivery of 2,599,620 WIHN Class B Shares.

L1 Facility

After December 31, 2022, L1 issued a total of five conversion notices, resulting in the aggregated conversion of USD 900,000 and the delivery of 5,700,622 WIHN Class B Shares.

Options granted under WISeKey ESOP

After December 31, 2022, a total of 268,535 options were granted under the Group’s ESOP.

Shareholders’ approval of an extraordinary dividend in kind in the form of shares in SEALSQ

On April 27, 2023, at WISeKey's Extraordinary General Meeting, WISeKey’s shareholders approved the distribution of 20% of the outstanding ordinary shares, par value USD 0.01, in SEALSQ Corp. (“SEALSQ”), a wholly-owned subsidiary of the Group, to be made in the form of a special dividend in kind (the “Special Dividend”) out of the WISeKey International Holding AG's capital contribution reserves booked in its statutory standalone financial statements as of December 31, 2021. The declaration and distribution of the Special Dividend shall be subject to certain conditions.

Note 42.	Business Update Related to COVID-19

In March 2020, the World Health Organization declared the Coronavirus (COVID-19) a pandemic. The outbreak spread quickly around the world, including in every geography in which the Group operates. The pandemic has created uncertainty around the impact of the global economy and has resulted in impacts to the financial markets and asset values. Governments implemented various restrictions around the world, including closure of non-essential businesses, travel, shelter-in-place requirements for citizens and other restrictions.

The Group took a number of precautionary steps to safeguard its businesses and colleagues from COVID-19, including implementing travel restrictions, working from home arrangements and flexible work policies. The Group started to return to offices around the world, in line with the guidelines and orders issued by national, state and local governments, implementing a phased approach in its main offices in Switzerland and in France. We continue to prioritize the safety and well-being of our colleagues during this time.

The Group’s major production centers, located in Taiwan and Vietnam, were quick to implement controls and safeguards around their processes that enabled us to continue delivering products with minimal interruption to our clients. In 2022, the impact upon the Group has been limited and we remain confident that we are able to fulfil all current client orders.

The Group retains a strong liquidity position and believes that it has sufficient cash reserves to support the entity for the foreseeable future (see note 2 for further details.) The Group continues to review its costs and suspended its share buy-back programs in order to reduce the cash burn. The Group has applied for, and received, support under the schemes announced by the Swiss government. Currently the Group remains able to meet its commitments and does not foresee any significant challenges in the near future. The Group currently does not anticipate any material impact on its liquidity position and outlook.

At this stage it remains impossible to predict the extent of the impact of the COVID-19 pandemic as this will depend on numerous evolving factors and future developments that the Group is not able to predict.

WISeKey International Holding Ltd	Consolidated Financial Statements as at December 31, 2022

Note 43.	Impacts of the war in Ukraine

Following the outbreak of the war in Ukraine in late February 2022, several countries imposed sanctions on Russia, Belarus and certain regions in Ukraine. There has been an abrupt change in the geopolitical situation, with significant uncertainty about the duration of the conflict, changing scope of sanctions and retaliation actions including new laws.

WISeKey does not have any operation or customer in Russia, Belarus or Ukraine, and, as such, does not foresee any direct impact of the war on its operations.

However, the war has also contributed to an increase in volatility in currency markets, energy prices, raw material and other input costs, which may impact WISeKey’s supply chain in the future.

As at December 31, 2022, the Group has assessed the consequences of the war for its financial disclosures and considered the impacts on key judgements and significant estimates, and has concluded that no changes were required. WISeKey will continue to monitor these areas of increased risk for material changes.